UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to Section 240.14a-11 (c) or Section 240.14a-12

TESLA MOTORS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

June 4, 2013

To Stockholders of Tesla Motors, Inc.:

Notice is hereby given that the 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”) of Tesla Motors, Inc., a Delaware corporation, will be held on Tuesday, June 4, 2013, at 3:00 p.m., Pacific Time, at the Computer History Museum located at 1401 N. Shoreline Blvd., Mountain View, CA 94043, for the following purposes:

Agenda Item	Board Vote Recommendation
1. To elect the two Class III directors listed in the accompanying proxy statement to serve for a term of three years or until their respective successors are duly elected and qualified.	“FOR”

2. To ratify the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2013.	“FOR”

The preceding items of business are more fully described in the proxy statement filed with the U.S. Securities and Exchange Commission on April 17, 2013. Any action on the items of business described above may be considered at the 2013 Annual Meeting at the time and on the date specified above or at any time and date to which the 2013 Annual Meeting may be properly adjourned or postponed.

We are furnishing our proxy materials to all of our stockholders over the Internet rather than in paper form. We believe that this delivery process reduces our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. Accordingly, stockholders of record at the close of business on April 10, 2013, will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) and may vote at the 2013 Annual Meeting and will receive notice of any postponements or adjournments of the meeting. The Notice of Internet Availability is being distributed to stockholders on or about April 17, 2013.

Your vote is very important. Whether or not you plan to attend the 2013 Annual Meeting, we encourage you to read the proxy statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2013 Annual Meeting and Procedural Matters” and the instructions on the Notice of Internet Availability.

All stockholders are cordially invited to attend the 2013 Annual Meeting in person. Any stockholder attending the 2013 Annual Meeting may vote in person even if such stockholder has previously voted by another method, and any previous votes that were submitted by the stockholder, whether by Internet, telephone or mail, will be superseded by the vote that such stockholder casts at the 2013 Annual Meeting.

Thank you for your ongoing support of Tesla.

By Order of the Board of Directors of Tesla Motors, Inc.

Elon Musk

Chief Executive Officer, Product Architect and Chairman

PROXY STATEMENT

FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

TESLA MOTORS, INC.

3500 Deer Creek Road

Palo Alto, California 94304

PROXY STATEMENT

FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

STOCKHOLDER MEETING TO BE HELD ON JUNE 4, 2013

The proxy statement and annual report to stockholders are available at www.envisionreports.com/TSLA.

In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we are pleased to provide access to our proxy materials over the Internet to all of our stockholders rather than in paper form. Accordingly, a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) has been mailed to our stockholders on or about April 17, 2013. Stockholders will have the ability to access the proxy materials on the website listed above, or to request a printed set of the proxy materials be sent to them by following the instructions in the Notice of Internet Availability. By furnishing a Notice of Internet Availability and access to our proxy materials by the Internet, we are lowering the costs and reducing the environmental impact of our annual meeting.

The Notice of Internet Availability will also provide instructions on how you may request that we send future proxy materials to you electronically by electronic mail or in printed form by mail. If you choose to receive future proxy materials by electronic mail, you will receive an electronic mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by electronic mail or printed form by mail will remain in effect until you terminate it. We encourage you to choose to receive future proxy materials by electronic mail, which will allow us to provide you with the information you need in a more timely manner, will save us the cost of printing and mailing documents to you and will conserve natural resources.

QUESTIONS AND ANSWERS ABOUT THE 2013 ANNUAL MEETING AND PROCEDURAL

MATTERS

Q:	Why am I receiving these proxy materials?

A:	The Board of Directors of Tesla Motors, Inc. has made these proxy materials available to you on the Internet, or is providing printed proxy materials to you, in connection with the solicitation of proxies for use at Tesla’s 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”) to be held Tuesday, June 4, 2013, at 3:00 p.m., Pacific Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters set forth in this proxy statement. These proxy materials are being made available or distributed to you on or about April 17, 2013. As a stockholder, you are invited to attend the 2013 Annual Meeting and are requested to vote on the proposals described in this proxy statement.

Q:	Where is the 2013 Annual Meeting?

A:	The 2013 Annual Meeting will be held at the Computer History Museum located at 1401 N. Shoreline Blvd., Mountain View, CA 94043. Stockholders may request directions to the Computer History Museum in order to attend the 2013 Annual Meeting by calling (650) 681-5000 or by visiting http://ir.teslamotors.com/contactus.cfm.

Q:	Can I attend the 2013 Annual Meeting?

A:	You are invited to attend the 2013 Annual Meeting if you were a stockholder of record or a beneficial owner as of April 10, 2013 (the “Record Date”). You should bring photo identification for entrance to the 2013 Annual Meeting. The meeting will begin promptly at 3:00 p.m., Pacific Time and you should leave ample time for the check-in procedures.

Q:	Who is entitled to vote at the 2013 Annual Meeting?

A:	You may vote your shares of Tesla common stock if our records show that you owned your shares at the close of business on the Record Date. At the close of business on the Record Date, there were 115,324,227 shares of Tesla common stock outstanding and entitled to vote at the 2013 Annual Meeting. You may cast one vote for each share of common stock held by you as of the Record Date on all matters presented.

As of the Record Date, holders of common stock are eligible to cast an aggregate of 115,324,227 votes at the 2013 Annual Meeting.

Q:	What is the difference between holding shares as a stockholder of record or as a beneficial owner?

A:	If your shares are registered directly in your name with Tesla’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record,” and the Notice of Internet Availability has been sent directly to you by Tesla. As the stockholder of record, you have the right to grant your voting proxy directly to Tesla or to a third party, or to vote in person at the 2013 Annual Meeting.

If your shares are held by a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name,” and the Notice of Internet Availability has been forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record. As a beneficial owner, you have the right to direct your broker, trustee or nominee how to vote your shares. Please refer to the voting instruction card provided by your broker, trustee or nominee. You are also invited to attend the 2013 Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the 2013 Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the 2013 Annual Meeting.

Q:	How can I vote my shares in person at the 2013 Annual Meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the 2013 Annual Meeting. Shares held beneficially in street name may be voted in person at the 2013 Annual Meeting only if you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the 2013 Annual Meeting, we recommend that you also submit your vote as instructed on the Notice of Internet Availability and below, so that your vote will be counted even if you later decide not to attend the 2013 Annual Meeting.

Q:	How can I vote my shares without attending the 2013 Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the 2013 Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For instructions on how to vote, please refer to the instructions below and those included on the Notice of Internet Availability or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By Internet — Stockholders of record of Tesla common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on the Notice of Internet Availability until 1:00 a.m., Central time on June 4, 2013. If you are a beneficial owner of Tesla common stock held in street name, please check the voting instructions provided by your broker, trustee or nominee for Internet voting availability.

By telephone — Stockholders of record of Tesla common stock who live in the United States or Canada may request a paper proxy card from Tesla by following the procedures outlined in the Notice of Internet Availability, and submit proxies by telephone by following the “Vote by Telephone” instructions on the proxy card until 1:00 a.m., Central time on June 4, 2013. If you are a beneficial owner of Tesla common stock held in street name, please check the voting instructions provided by your broker, trustee or nominee for telephone voting availability.

By mail — Stockholders of record of Tesla common stock may request a paper proxy card from Tesla by following the procedures outlined in the Notice of Internet Availability. If you elect to vote by mail, please indicate your vote by completing, signing and dating the proxy card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Tesla stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instructions provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

Q:	How many shares must be present or represented to conduct business at the 2013 Annual Meeting?

A:	The presence of the holders of a majority of the shares entitled to vote at the 2013 Annual Meeting is necessary to constitute a quorum at the 2013 Annual Meeting. Such stockholders are counted as present at the meeting if (1) they are present in person at the 2013 Annual Meeting or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for the purposes of determining whether a quorum is present at the 2013 Annual Meeting.

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Q:	What proposals will be voted on at the 2013 Annual Meeting?

A:	The proposals scheduled to be voted on at the 2013 Annual Meeting are:

•	The election of the two Class III directors listed in this proxy statement to serve for a term of three years or until their respective successors are duly elected and qualified; and

•	The ratification of the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Q:	What is the voting requirement to approve each of the proposals?

A:	Proposal	Vote Required	Broker Discretionary Voting Allowed
	Proposal One — Election of two Class III directors	Plurality of Votes Cast	No

	Proposal Two — Ratification of the appointment of independent registered public accounting firm	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy	Yes

Q:	How are votes counted?

A:	You may vote “FOR” or “WITHHOLD” on each of the nominees for election as director (Proposal One). The two nominees for director receiving the highest number of affirmative votes will be elected as directors. Therefore, abstentions will not affect the outcome of the election.

You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm (Proposal Two). Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal.

All shares entitled to vote and represented by properly executed proxies received prior to the 2013 Annual Meeting (and not revoked) will be voted at the 2013 Annual Meeting in accordance with the instructions indicated.

Q:	What if I do not specify how my shares are to be voted?

A:	You may vote “FOR” or “WITHHOLD” on each of the nominees for election as director (Proposal One). The two nominees for director receiving the highest number of affirmative votes will be elected as directors. Therefore, abstentions will not affect the outcome of the election.

If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions, your shares will be voted as recommended by the Board of Directors.

If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. Under applicable regulations, brokers and other nominees have the discretion to vote on routine matters such as Proposal Two but do not have discretion to vote on non-routine matters such as Proposal One. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal Two and any other routine matters properly presented for a vote at the 2013 Annual Meeting.

Q:	What is the effect of a broker non-vote?

A:	Brokers or other nominees who hold shares of Tesla’s common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the 2013 Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the 2013 Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal One) or the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposal Two).

Q:	What is the effect of not casting a vote at the 2013 Annual Meeting?

A:	If you are the stockholder of record of your shares and you do not vote by proxy card, by telephone, via the Internet or in person at the 2013 Annual Meeting, your shares will not be voted at the 2013 Annual Meeting.

If you are a beneficial owner of shares held in street name, it is critical that you provide voting instructions if you want it to count in the election of directors (Proposal One). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your bank or broker was allowed to vote those shares on your behalf in the election of directors as they felt appropriate. Under applicable regulations, your bank or broker does not have the ability to vote your uninstructed shares in the election of directors on a discretionary basis, or to vote your uninstructed shares in non-binding proposals related to executive compensation. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in these matters, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of Tesla’s independent registered public accounting firm (Proposal Two).

Q:	How does the Board of Directors recommend that I vote?

A:	The Board of Directors recommends that you vote your shares:

•	“FOR” the two nominees for election as directors (Proposal One); and

•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal Two).

Q:	What happens if additional matters are presented at the 2013 Annual Meeting?

A.	If any other matters are properly presented for consideration at the 2013 Annual Meeting, including, among other things, consideration of a motion to adjourn the 2013 Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named as proxy holders, Elon Musk and Deepak Ahuja, or either of them, will have discretion to vote on those matters in accordance with their best judgment. Tesla does not currently anticipate that any other matters will be raised at the 2013 Annual Meeting.

Q:	Can I change my vote?

A:	Subject to any rules your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the 2013 Annual Meeting.

If you are the stockholder of record, you may change your vote (1) by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the voting methods described above (and until the applicable deadline for each voting method), (2) by providing a written notice of revocation to Tesla’s Corporate Secretary at Tesla Motors, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304 prior to your shares being voted, or (3) by attending the 2013 Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

If you are a beneficial owner of shares held in street name, you may change your vote by (1) submitting new voting instructions to your broker, trustee or nominee or (2) if you have obtained a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote your shares, by attending the 2013 Annual Meeting and voting in person.

Q:	What happens if I decide to attend the 2013 Annual Meeting, but I have already voted or submitted a proxy card covering my shares?

A:	Subject to any rules your broker, trustee or nominee may have, you may attend the 2013 Annual Meeting and vote in person even if you have already voted or submitted a proxy card. Any previous votes that were submitted by you will be superseded by the vote you cast at the 2013 Annual Meeting. Please be aware that attendance at the 2013 Annual Meeting will not, by itself, revoke a proxy.

If a broker, trustee or nominee beneficially holds your shares in street name and you wish to attend the 2013 Annual Meeting and vote in person, you must obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares.

Q:	What should I do if I receive more than one set of Notices or voting materials?

A:	You may receive more than one set of Notices or voting materials, including multiple copies of proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice or voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each Tesla proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	Is my vote confidential?

A:

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Tesla or to third parties, except:

(1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to Tesla management.

Q:	Who will serve as inspector of election?

A:	The inspector of election will be Computershare Trust Company, N.A.

Q:	Where can I find the voting results of the 2013 Annual Meeting?

A:	We intend to announce preliminary voting results at the 2013 Annual Meeting and will publish final results in our Current Report on Form 8-K, which will be filed with the SEC within four (4) business days of the 2013 Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the 2013 Annual Meeting?

A:	Tesla will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to such beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for telephone charges you may incur.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including recommendations of director candidates, for consideration at future stockholder meetings.

For inclusion in Tesla’s proxy materials — Stockholders may present proper proposals for inclusion in Tesla’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to Tesla’s Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2014 annual meeting of stockholders, stockholder proposals must be received by Tesla’s Corporate Secretary no later than December 18, 2013, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be brought before annual meeting — In addition, Tesla’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders.

In general, nominations for the election of directors may be made (1) by or at the direction of the Board of Directors, or (2) by a stockholder who has delivered written notice to Tesla’s Corporate Secretary within the Notice Period (as defined below) and who was a stockholder at the time of such notice and as of the record date. The notice must contain specified information about the nominees and about the stockholder proposing such nominations.

Tesla’s bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board of Directors, (2) properly brought before the meeting by or at the direction of the Board of Directors or (3) properly brought before the meeting by a stockholder who has delivered written notice to Tesla’s Corporate Secretary within the Notice Period (as defined below) and who was a stockholder at the time of such notice and as of the record date. The notice must contain specified information about the matters to be brought before such meeting and about the stockholder proposing such matters.

The “Notice Period” is defined as that period not less than 45 days nor more than 75 days prior to the one year anniversary of the date on which Tesla mailed its proxy materials to stockholders in connection with the previous year’s annual meeting of stockholders. As a result, the Notice Period for the 2014 annual meeting of stockholders will start on February 1, 2014 and end on March 3, 2014.

If a stockholder who has notified Tesla of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, Tesla need not present the proposal for vote at such meeting.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to Tesla’s Corporate Secretary at our principal executive offices at 3500 Deer Creek Road, Palo Alto, CA 94304 or by accessing Tesla’s filings on the SEC’s website at www.sec.gov. All notices of proposals by stockholders, whether or not included in Tesla’s proxy materials, should be sent to Tesla’s Corporate Secretary at our principal executive offices.

Q:	How may I obtain a separate copy of the Notice of Internet Availability or the 2012 Annual Report?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of the Notice of Internet Availability and 2012 Annual Report. Stockholders may request to receive separate or additional copies of the Notice of Internet Availability and 2012 Annual Report by calling (650) 681-5000 or by writing to Tesla Motors, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304, Attention: Investor Relations. Stockholders who share an address and receive multiple copies of the Notice of Internet Availability and 2012 Annual Report can also request to receive a single copy by following the instructions above.

Q:	Who can help answer my questions?

A:	Please contact our Investor Relations department by calling (650) 681-5000 or by writing to Tesla Motors, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304, Attention: Investor Relations or ir@teslamotors.com.

PROPOSAL ONE

ELECTION OF DIRECTORS

General

Tesla’s Board of Directors currently consists of seven members who are divided into three classes with staggered three-year terms. Each director holds office until that director’s successor is duly elected and qualified or until his earlier death or resignation. Our bylaws permit our Board of Directors to establish by resolution the authorized number of directors, and seven directors are currently authorized. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

Nominees for Class III Directors

Two candidates have been nominated for election as Class III directors at the 2013 Annual Meeting for a three-year term expiring in 2016. Upon recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated Brad W. Buss and Ira Ehrenpreis for re-election as Class III directors. Biographical information about each of the nominees is contained in the following section. A discussion of the qualifications, attributes and skills of each nominee that led our Board of Directors and the Nominating and Corporate Governance Committee to the conclusion that he should continue to serve as a director has been added following each of the director and nominee biographies.

If you are a record holder and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted FOR the re-election of Messrs. Buss and Ehrenpreis. Tesla expects that Messrs. Buss and Ehrenpreis will accept such nomination; however, in the event that a nominee is unable or declines to serve as a director at the time of the 2013 Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board of Directors to fill such vacancy. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card or when you vote by telephone or over the Internet. If you hold your shares in street name and you do not give voting instructions to your broker, your broker will leave your shares unvoted on this matter.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF BRAD BUSS AND IRA EHRENPREIS.

Information Regarding the Board of Directors and Director Nominees

The names of the members of Tesla’s Board of Directors and Tesla’s proposed director nominees, their respective ages, their positions with Tesla and other biographical information as of April 1, 2013, are set forth below. Except for Messrs. Elon Musk and Kimbal Musk who are brothers, there are no other family relationships among any of our directors or executive officers.

Name	Age	Position
Elon Musk	41	Chief Executive Officer, Product Architect and Chairman
Brad W. Buss (1)(2)(3)	49	Director
Ira Ehrenpreis (2)(3)	44	Director
Antonio J. Gracias (1)(2)(3)(4)	42	Director
Stephen T. Jurvetson (1)	46	Director
Harald Kroeger	45	Director
Kimbal Musk	40	Director

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Member of Nominating and Corporate Governance Committee
(4)	Lead Independent Director

Elon Musk has served as our Chief Executive Officer since October 2008 and as Chairman of our Board of Directors since April 2004. Mr. Musk has also served as Chief Executive Officer, Chief Technology Officer and Chairman of Space Exploration Technologies Corporation (“SpaceX”), a company which is developing and launching advanced rockets for satellite and eventually human transportation, since May 2002, and as Chairman of SolarCity Corporation (NASDAQ: SCTY) (“SolarCity”), a solar installation company, since July 2006. Prior to joining SpaceX, Mr. Musk co-founded PayPal, an electronic payment system, which was acquired by eBay in October 2002, and Zip2 Corporation, a provider of Internet enterprise software and services, which was acquired by Compaq in March 1999. Mr. Musk holds a B.A. in physics from the University of Pennsylvania and a B.S. in business from the Wharton School of the University of Pennsylvania.

We believe that Mr. Musk possesses specific attributes that qualify him to serve as a member of our Board of Directors, including the perspective and experience he brings as our Chief Executive Officer, one of our founders and our largest stockholder, which brings historic knowledge, operational expertise and continuity to our Board of Directors.

Brad W. Buss has been a member of our Board of Directors since November 2009. Since August 2005, Mr. Buss has been Executive Vice President of Finance and Administration and Chief Financial Officer of Cypress Semiconductor Corporation (NASDAQ: CY) (“Cypress”), a semiconductor design and manufacturing company. Prior to joining Cypress, Mr. Buss served as Vice President of Finance at Altera Corp., a semiconductor design and manufacturing company, from March 2000 to March 2001 and from October 2001 to August 2005. From March 2001 to October 2001, Mr. Buss served as the Chief Financial Officer of Zaffire, Inc., a developer and manufacturer of optical networking equipment. Mr. Buss also serves as a director of CaféPress.com. Mr. Buss holds a B.A. in economics from McMaster University and an honors business administration degree, majoring in finance and accounting, from the University of Windsor.

We believe that Mr. Buss possesses specific attributes that qualify him to serve as a member of our Board of Directors and to serve as chair of our Audit Committee, including his executive experience and his financial and accounting expertise with both public and private companies.

Ira Ehrenpreis has been a member of our Board of Directors since May 2007. Mr. Ehrenpreis has been with Technology Partners, a venture capital firm, since 1996. He is presently a managing member of the firm and leads Technology Partners’ Cleantech practice. In the venture capital community, Mr. Ehrenpreis has served on the Board and Executive Committee of the National Venture Capital Association and on the Board of the Western Association of Venture Capitalists. He is also Co-Chairman of the VCNetwork, an organization comprising more than 1,000 venture capitalists. In the Cleantech sector, he has served on several industry boards, including the American Council on Renewable Energy and the Cleantech Venture Network (Past Chairman of Advisory Board), and has been the Chairman of the Clean-Tech Investor Summit in 2005, 2006, 2007, 2008, 2009, 2010, 2011, 2012 and 2013. Mr. Ehrenpreis holds a B.A. from the University of California, Los Angeles and a J.D. and M.B.A. from Stanford University.

We believe that Mr. Ehrenpreis possesses specific attributes that qualify him to serve as a member of our Board of Directors and to serve as chair of our Nominating and Corporate Governance Committee and chair of our Compensation Committee, including his experience in the Cleantech and venture capital industries.

Antonio J. Gracias has been a member of our Board of Directors since May 2007 and has served as our Lead Independent Director since September 2010. Since 2003, Mr. Gracias has been Chief Executive Officer of Valor Management Corp., a private equity firm. Mr. Gracias is a director of SpaceX and SolarCity. Mr. Gracias holds a joint B.S. and M.S. degree in international finance and economics from the Georgetown University School of Foreign Service and a J.D. from the University of Chicago Law School.

We believe that Mr. Gracias possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his management experience with a nationally recognized private equity firm and his operations management and supply chain optimization expertise.

Stephen T. Jurvetson has been a member of our Board of Directors since June 2009. Since 1995, Mr. Jurvetson has been a Managing Director of Draper Fisher Jurvetson, a venture capital firm. Mr. Jurvetson is a director of D-Wave Systems Inc., Synthetic Genomics Inc. and SpaceX, among other companies. Mr. Jurvetson holds B.S. and M.S. degrees in electrical engineering from Stanford University and an M.B.A. from the Stanford Business School.

We believe that Mr. Jurvetson possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his experience in the venture capital industry and his years of business and leadership experience.

Harald Kroeger has been a member of our Board of Directors since December 2012. Since 1995, Mr. Kroeger has served in various positions at Daimler AG (“Daimler”), an automobile manufacturer, most recently as Daimler’s Vice President of Electrics, Electronics and e-Drive since May 2012. From 2008 until May 2012, Mr. Kroeger served as Daimler’s Vice President Quality Management Mercedes-Benz. From 2003 until 2008, Mr. Kroeger served as Daimler’s Vice President Purchasing Electrics/Electronics. Mr. Kroeger holds a B.Sc. degree in economics and a M.Sc. degree in electrics and electronics from the University of Hannover and a M.S. degree in control engineering from Stanford University.

We believe that Mr. Kroeger possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his management experience with a multinational automobile manufacturer, his experience in advanced vehicle technologies and his general strategic and operational experience in the automobile industry.

Kimbal Musk has been a member of our Board of Directors since April 2004. Mr. Musk has been the owner of The Kitchen Restaurant Group, a USA Today Top Ten restaurant, since January 2004 and its Chief Executive Officer since April 2004. In November 2010, Mr. Musk became the Executive Director of The Kitchen Community, a non-profit organization that creates learning gardens in schools across the United States. Since February 2012, Mr. Musk has been a director of the Los Angeles Fund for Public Education, a philanthropic organization dedicated to driving positive change in the Los Angeles Unified School District. Since July 2012, Mr. Musk has been a director of the Anschutz Health and Wellness Center, a facility at the University of Colorado School of Medicine providing research, education and wellness services with the goal of achieving healthier lifestyles. In November 1995, Mr. Musk co-founded Zip2 Corporation, a provider of enterprise software and services, which was acquired by Compaq in March 1999. Mr. Musk holds a B.Comm. in business from Queen’s University and is a graduate of The French Culinary Institute in New York City.

We believe that Mr. Musk possesses specific attributes that qualify him to serve as a member of our Board of Directors, including his business experience in retail and consumer markets, his lengthy experience on our Board of Directors, and his experience with technology companies.

See “Corporate Governance” and “Executive Compensation — Compensation of Directors” below for additional information regarding the Board of Directors.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm to audit the consolidated financial statements of Tesla for the fiscal year ending December 31, 2013, which will include an audit of the effectiveness of Tesla’s internal control over financial reporting. PricewaterhouseCoopers LLP has audited Tesla’s financial statements since fiscal 2004. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers LLP is not required by our bylaws or other applicable legal requirements. However, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to Tesla’s stockholders for ratification as a matter of good corporate practice. In the event that this selection of an independent registered public accounting firm is not ratified by the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Tesla and its stockholders.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to Tesla by PricewaterhouseCoopers LLP for the years ended December 31, 2011 and 2012. The dollar amounts in the table and accompanying footnotes are in thousands.

	2011	2012
Audit Fees (1)	$1,120	$1,355
Audit-Related Fees (2)	40	30
Tax Fees (3)	391	343
All Other Fees (4)	2	2

Total	$1,553	$1,730

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of Tesla’s consolidated financial statements included in Tesla’s Annual Report on Form 10-K and for the review of the financial statements included in Tesla’s Quarterly Reports on Form 10-Q, as well as services that generally only Tesla’s independent registered public accounting firm can reasonably provide, including statutory audits and services rendered in connection with SEC filings. The Audit Fees incurred in 2011 and 2012 also include fees of $101 and $175, respectively, related to services performed in connection with Tesla’s public offerings, including comfort letters, consents and review of documents filed with the SEC.
(2)	Audit-Related Fees consist of fees billed for professional services rendered in connection with ongoing reporting required under Tesla’s loan agreement with the United States Department of Energy.
(3)	Tax Fees consist primarily of fees billed for professional services rendered in connection with direct and indirect tax compliance and planning requirements in domestic and foreign tax jurisdictions, as well as $103 in 2012 related to consultations and assistance on customs and duties-related projects.
(4)	Other Fees consist of an annual license fee of $2 in each of 2011 and 2012 for use of accounting research software.

Pre-Approval of Audit and Non-Audit Services

Tesla’s Audit Committee has adopted a policy for pre-approving audit and non-audit services and associated fees of Tesla’s independent registered public accounting firm. Under this policy, the Audit Committee must pre-approve all services and associated fees provided to Tesla by its independent registered public accounting firm, with certain exceptions described in the policy.

All PricewaterhouseCoopers LLP services and fees in fiscal 2011 and 2012 were pre-approved by the Audit Committee.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS TESLA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

Tesla’s Board of Directors sets high standards for Tesla’s employees, officers and directors. Tesla is committed to establishing an operating framework that exercises appropriate oversight of responsibilities at all levels throughout the company and managing its affairs consistent with high principles of business ethics. Accordingly, Tesla has adopted a Code of Business Conduct and Ethics, which is applicable to Tesla and its subsidiaries’ directors, officers and employees. The Code of Business Conduct and Ethics is available on Tesla’s website at: http://ir.teslamotors.com/governance.cfm. Tesla will disclose on its website any amendment to the Code of Business Conduct and Ethics, as well as any waivers of the Code of Business Conduct and Ethics, that are required to be disclosed by the rules of the SEC or The NASDAQ Stock Market LLC (“NASDAQ”).

Director Independence

The Board of Directors has determined that, with the exception of Elon Musk, Kimbal Musk and Harald Kroeger, all of its current members are “independent directors” as that term is defined in the listing standards of NASDAQ. In the course of determining the independence of each non-employee director, the Board of Directors considered the annual amount of Tesla’s sales to, or purchases from, any company where a non-employee director serves as an executive officer. The Board of Directors determined that any such sales or purchases were made in the ordinary course of business and the amount of such sales or purchases in each of the past three fiscal years was less than 5% of Tesla’s or the applicable company’s consolidated gross revenues for the applicable year. In addition, the Board of Directors considered all other relevant facts and circumstances, including the director’s commercial, accounting, legal, banking, consulting, charitable and familial relationships.

With respect to Mr. Gracias, the Board specifically considered:

•

Mr. Gracias is the Chief Executive Officer and a director of Valor Management Corp. (“VMC”). VMC funds are a minority investor in SpaceX. Mr. Gracias is a director of SpaceX. Elon Musk, our Chief Executive Officer, Product Architect and Chairman, is also the Chief Executive Officer, Chief Technology Officer, Chairman and a significant stockholder of SpaceX.

•	VMC funds are a minority investor in SolarCity. Mr. Gracias is a director of SolarCity, of which Elon Musk is the Chairman.

•

The Elon Musk Revocable Trust dated July 22, 2003 is a limited partner of Valor Equity Partners, L.P. and Valor Equity Partners II, L.P., which are advised by VMC, with a subscription commitment of $2 million in each fund out of a total of $40 million and $267 million, respectively.

•

Ops Corp. is a wholly owned subsidiary of VMC, and Mr. Gracias is the President of Ops Corp. During fiscal 2010, the Board considered that an employee of Ops Corp. provided services directly to Tesla and Tesla paid Ops Corp. less than $100,000 for such services rendered.

The Board of Directors has concluded that none of the foregoing relationships would impede the exercise of independent judgment by Mr. Gracias.

With respect to Mr. Jurvetson, the Board of Directors specifically considered:

•

Mr. Jurvetson is a managing director of Draper Fisher Jurvetson (“DFJ”). DFJ is a significant stockholder of SpaceX and Mr. Jurvetson is a director of SpaceX, of which Elon Musk is Chief Executive Officer, Chief Technology Officer, Chairman and a significant stockholder.

•	DFJ is a significant stockholder of SolarCity, of which Elon Musk is the Chairman.

•	The Elon Musk Revocable Trust dated July 22, 2003 is a limited partner of Draper Fisher Jurvetson Fund X, L.P., with a subscription commitment of $250,000.

The Board of Directors has concluded that none of the foregoing relationships would impede the exercise of independent judgment by Mr. Jurvetson.

With respect to Mr. Ehrenpreis, the Board of Directors specifically considered:

•	Mr. Ehrenpreis is a minority investor in SpaceX, of which Elon Musk is Chief Executive Officer, Chief Technology Officer, Chairman and a significant stockholder.

The Board of Directors has concluded that the foregoing relationship would not impede the exercise of independent judgment by Mr. Ehrenpreis.

With respect to Mr. Buss, the Board of Directors specifically considered:

•	Mr. Buss is the executive vice president of finance and administration and chief financial officer of Cypress.

•

In 2012, Cypress provided semiconductors to a third party manufacturer engaged by Tesla to build certain components for use in its Model S automobile. This indirect supply relationship continues in 2013. Tesla does not directly engage Cypress, and Mr. Buss was not involved in the negotiations with the third party manufacturer or Tesla regarding these components. Payments by us to the third party manufacturer in respect of the semiconductors supplied by Cypress were approximately $35,000 in 2012 and are expected to be approximately $550,000 in 2013.

The Board of Directors has concluded that the foregoing relationship would not impede the exercise of independent judgment by Mr. Buss.

Board Leadership Structure

Elon Musk has served as Chief Executive Officer since October 2008 and as Chairman of the Board of Directors since April 2004. In addition, we have had a Lead Independent Director since 2010. The Board of Directors believes that its current leadership structure, in which the positions of Chairman and Chief Executive Officer are held by Mr. Musk, together with a Lead Independent Director with broad authority, is appropriate at this time and provides the most effective leadership for Tesla in a highly competitive and rapidly changing technology industry. In addition, our corporate governance policies and practices provide for oversight of Tesla’s business and senior management by experienced independent directors and minimize any potential conflicts that may result from combining the positions of Chief Executive Officer and Chairman. The Board believes that an important component of the Board’s leadership structure is having an effective Lead Independent Director in place with broad authority to direct the actions of the independent directors and regularly communicate with the Chief Executive Officer. The role of Lead Independent Director is currently held by Mr. Gracias, the Chief Executive Officer of Valor Management Corporation, who has been a director of Tesla since May 2007 and was appointed as the Lead Independent Director in September 2010. As Lead Independent Director, among other things, Mr. Gracias:

•	prepares the agenda and approves materials for meetings of the independent directors;

•	consults with the Chief Executive Officer and Chairman regarding Board meeting agendas, schedules and materials;

•	communicates with the Chief Executive Officer and Chairman;

•	acts as a liaison between the Chief Executive Officer and Chairman and the independent directors when appropriate;

•	raises issues with management on behalf of the independent directors;

•	annually reviews, together with the Nominating and Corporate Governance Committee, the Board’s performance during the prior year; and

•	serves as the Board’s liaison for consultation and communication with stockholders as appropriate.

Tesla also has a mechanism for stockholders to communicate directly with non-management directors (see “Corporate Governance — Contacting the Board of Directors” below).

In addition, the Board has three standing committees — Audit, Compensation, and Nominating and Corporate Governance, which are each further described below. Each of the Board committees is comprised solely of independent directors, and each committee has a separate chair. Our independent directors generally meet in executive session at each regularly scheduled Board meeting, and at such other times as necessary or appropriate as determined by the independent directors. In addition, on an annual basis, as part of our governance review and succession planning, the Board of Directors (led by the Nominating and Corporate Governance Committee) evaluates our leadership structure to ensure that it remains the optimal structure for Tesla.

Board Role in Risk Oversight

The Board of Directors is responsible for overseeing the major risks facing the Company while management is responsible for assessing and mitigating the Company’s risks on a day-to-day basis. In addition, the Board has delegated oversight of certain categories of risk to the Audit and Compensation Committees. The Audit Committee reviews and discusses with management significant financial and nonfinancial risk exposures and the steps management has taken to monitor, control and report such exposures. The Compensation Committee oversees management of risks relating to the Company’s compensation plans and programs. In performing their oversight responsibilities, the Board and Audit Committee periodically discuss with management the Company’s policies with respect to risk assessment and risk management. The Audit and Compensation Committees report to the Board as appropriate on matters that involve specific areas of risk that each Committee oversees.

Employee Compensation Risks

Tesla’s management and the Compensation Committee have assessed the risks associated with Tesla’s compensation policies and practices for all employees, including non-executive officers. Based on the results of this assessment, Tesla does not believe that its compensation policies and practices for all employees, including non-executive officers, create risks that are reasonably likely to have a material adverse effect on Tesla.

Board Meetings and Committees

During fiscal 2012, the Board of Directors held five (5) meetings. Each of the directors attended or participated in 75% or more of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which such director served during the past fiscal year, except for Mr. H.E. Ahmed Saif Al Darmaki, who was a director until his resignation effective June 6, 2012, and Mr. Kroeger, who was appointed to the Board of Directors effective December 12, 2012. Dr. Herbert Kohler, who was a director until his resignation effective December 12, 2012, attended each meeting of the Board of Directors held during the past fiscal year prior to the effective date of his resignation. The Board of Directors has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58) of the Exchange Act, currently consists of Messrs. Buss, Gracias and Jurvetson, each of whom is “independent” as such term is defined for audit committee members by the listing standards of NASDAQ. Mr. Buss is the chairperson of the Audit Committee. The Board of Directors has determined that Mr. Buss is an “audit committee financial expert” as defined in the rules of the SEC.

The Audit Committee is responsible for, among other things:

•	reviewing and approving the selection of Tesla’s independent auditors, and approving the audit and non-audit services to be performed by Tesla’s independent auditors;

•	monitoring the integrity of Tesla’s financial statements and Tesla’s compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing the adequacy and effectiveness of Tesla’s internal control policies and procedures;

•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors Tesla’s interim and year-end operating results; and

•	preparing the audit committee report that the SEC requires in Tesla’s annual proxy statement.

The Audit Committee held nine (9) meetings during the last fiscal year. The Audit Committee has adopted a written charter approved by the Board of Directors, which is available on Tesla’s website at: http://ir.teslamotors.com/governance.cfm.

The Audit Committee Report is included in this proxy statement on page 43.

Compensation Committee

The Compensation Committee is currently comprised of Messrs. Buss, Ehrenpreis and Gracias, each of whom qualifies as an independent director under the listing standards of NASDAQ. Mr. Ehrenpreis is the chairperson of the Compensation Committee.

The Compensation Committee is responsible for, among other things:

•	overseeing Tesla’s compensation policies, plans and benefit programs;

•

reviewing and approving for Tesla’s executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other benefits, compensations or arrangements;

•	preparing the compensation committee report that the SEC requires to be included in Tesla’s annual proxy statement; and

•	administering Tesla’s equity compensation plans.

The Compensation Committee held fourteen (14) meetings during the last fiscal year. The Compensation Committee has adopted a written charter approved by the Board of Directors, which is available on Tesla’s website at: http://ir.teslamotors.com/governance.cfm. Under the provisions of its charter, the Compensation Committee may form and delegate its authority to one or more subcommittees where appropriate. The Compensation Committee does not presently have any subcommittees, and no such delegations have been made.

The Compensation Committee Report is included in this proxy statement on page 27.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Messrs. Buss, Ehrenpreis and Gracias, each of whom qualifies as an independent director under the listing standards of NASDAQ. Mr. Ehrenpreis is the chairperson of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee is responsible for, among other things:

•	assisting the Board of Directors in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the Board of Directors;

•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to the Board of Directors;

•	reviewing the succession planning for Tesla’s executive officers;

•	overseeing the evaluation of Tesla’s Board of Directors and management; and

•	recommending members for each Board committee to the Board of Directors.

The Nominating and Corporate Governance Committee held twelve (12) meetings during the last fiscal year. The Nominating and Corporate Governance Committee has adopted a written charter approved by the Board of Directors, which is available on Tesla’s website at: http://ir.teslamotors.com/governance.cfm.

Compensation Committee Interlocks and Insider Participation

Messrs. Buss, Ehrenpreis and Gracias served as members of the Compensation Committee during fiscal 2012. No interlocking relationships exist between any member of Tesla’s Board of Directors or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No member of the Compensation Committee is or was formerly an officer or an employee of Tesla or its subsidiaries.

Process for Recommending Candidates for Election to the Board of Directors

The Nominating and Corporate Governance Committee is responsible for, among other things, determining the criteria for membership to the Board of Directors and recommending candidates for election to the Board of Directors. It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Tesla Motors, Inc., 3500 Deer Creek Road, Palo Alto, California 94304, Attention: General Counsel/Legal, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Tesla within the last three years and evidence of the nominating person’s ownership of Tesla stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, including issues of character, judgment, diversity, age, independence, expertise, corporate experience, length of service, other commitments and the like, personal references, and an indication of the candidate’s willingness to serve.

The Nominating and Corporate Governance Committee’s criteria and process for evaluating and identifying the candidates that it recommends to the full Board of Directors for selection as director nominees are as follows:

•	The Nominating and Corporate Governance Committee regularly reviews the current composition and size of the Board of Directors.

•

The Nominating and Corporate Governance Committee oversees an annual evaluation of the performance of the Board of Directors as a whole and evaluates the performance of individual members of the Board of Directors eligible for re-election at the annual meeting of stockholders.

•

In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and considers (1) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board of Directors, (2) such factors as issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like, and (3) such other factors as the Nominating and Corporate Governance Committee may consider appropriate.

•

While the Nominating and Corporate Governance Committee has not established specific minimum qualifications for director candidates, the Nominating and Corporate Governance Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of Tesla’s business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to audit committee members.

•

With regard to candidates who are properly recommended by stockholders or by other means, the Nominating and Corporate Governance Committee will review the qualifications of any such candidate, which review may, in the Nominating and Corporate Governance Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Nominating and Corporate Governance Committee deems necessary or proper.

•

In evaluating and identifying candidates, the Nominating and Corporate Governance Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm.

•

The Nominating and Corporate Governance Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Nominating and Corporate Governance Committee recommends to the full Board of Directors the director nominees.

Attendance at Annual Meetings of Stockholders by the Board of Directors

Although Tesla does not have a formal policy regarding attendance by members of the Board of Directors at Tesla’s annual meeting of stockholders, Tesla encourages, but does not require, directors to attend. Other than Mr. Al Darmaki, who resigned effective June 6, 2012, Dr. Kohler, who resigned effective December 12, 2012, and Mr. Kroeger, who was appointed effective December 12, 2012, all of our directors attended the prior year’s annual meeting of stockholders.

Insider Trading Policy and Rule 10b5-1 Trading Plans

Tesla has an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to Tesla’s common stock. In addition, as of December 31, 2012, three of Tesla’s executive officers and one director had entered into Rule 10b5-1 trading plans.

Contacting the Board of Directors

Any stockholder who desires to contact our non-employee directors may do so electronically at the following website: http://ir.teslamotors.com/contactBoard.cfm. Such stockholders who desire to contact our non-employee directors by mail may do so by writing Tesla’s Corporate Secretary at Tesla Motors, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304. Our General Counsel, or someone acting in his or her place, receives these communications unfiltered by Tesla, forwards communications to the appropriate committee of the Board of Directors or non-employee director, and facilitates an appropriate response. Please note that requests for investor relations materials should be sent to ir@teslamotors.com.

EXECUTIVE OFFICERS

The names of Tesla’s executive officers, their ages, their positions with Tesla and other biographical information as of April 1, 2013, are set forth below. Except for Messrs. Elon Musk and Kimbal Musk who are brothers, there are no other family relationships among any of our directors or executive officers.

Name	Age	Position
Elon Musk	41	Chief Executive Officer, Product Architect and Chairman
Deepak Ahuja	50	Chief Financial Officer
Jeffrey B. Straubel	37	Chief Technology Officer
Gilbert Passin	52	Vice President, Manufacturing
George Blankenship	59	Vice President, Worldwide Retail

Elon Musk. For a brief biography of Mr. Musk, please see “Proposal One — Election of Directors — Information Regarding the Board of Directors and Director Nominees.”

Deepak Ahuja has served as our Chief Financial Officer since July 2008. Prior to joining us, Mr. Ahuja served in various positions at Ford Motor Company from August 1993 to July 2008, most recently as the Vehicle Line Controller of Small Cars Product Development from July 2006 to July 2008, and as Chief Financial Officer for Ford of Southern Africa from February 2003 to June 2006. Mr. Ahuja also served as the Chief Financial Officer for Auto Alliance International, a joint venture between Ford and Mazda, from September 2000 to February 2003. Mr. Ahuja holds an M.S.I.A. (which was subsequently redesignated as an M.B.A.) from Carnegie Mellon University, a M.S. in materials engineering from Northwestern University and a Bachelors degree in ceramic engineering from Banaras Hindu University in India.

Jeffrey B. Straubel has served as our Chief Technology Officer since May 2005 and previously served as our Principal Engineer, Drive Systems from March 2004 to May 2005. Prior to joining us, Mr. Straubel was the Chief Technical Officer and co-founder of Volacom Inc., an aerospace firm which designed a specialized high-altitude electric aircraft platform, from 2002 to 2004. Mr. Straubel holds a B.S. in energy systems engineering from Stanford University and a M.S. in engineering, with an emphasis on power electronics, microprocessor control and energy conversion, from Stanford University.

Gilbert Passin has served as our Vice President, Manufacturing since January 2010. Prior to joining us, Mr. Passin served in various positions at Toyota Motor Engineering & Manufacturing North America, an automobile manufacturer, from 2005 to January 2010 most recently as a General Manager of Production Engineering for West Coast and previously as a Vice President of Manufacturing, running both large scale production of the Corolla and Matrix models as well as production of the Lexus RX350 at the Toyota Motor Manufacturing Canada Cambridge plant. Mr. Passin also served as a Vice President and General Manager of Volvo Trucks North America at the New River Valley Plant, an automobile manufacturer, from 2002 to 2005 as well as Vice President and General Manager of Mack Trucks Inc. at the Winnsboro Assembly Facility from 2000 to 2002. Mr. Passin holds a National Engineering Degree from Ecole Centrale de Paris.

George Blankenship has served as our Vice President, Worldwide Retail since April 2013 and previously served as our Vice President, Sales & Ownership Experience from October 2010 to April 2013 and as our Vice President, Store Development & Design from July 2010 to October 2010. From March 2009 to June 2010, Mr. Blankenship served as a real estate consultant for Microsoft Corporation. From May 2000 to September 2006, he served as Vice President, Real Estate for Apple Computer. Between June 1980 and June 2000, Mr. Blankenship served in various positions with GAP, Inc., most recently as Vice President, Retail Strategy. Mr. Blankenship attended the University of Delaware from 1971 until 1974.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2012 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this discussion.

Compensation Philosophy — Introduction

We design, develop, manufacture and sell high-performance fully electric vehicles and advanced electric vehicle powertrain components. To achieve these goals, we designed, and intend to modify as necessary, our compensation and benefits program and philosophy, to attract, retain and incentivize talented, deeply qualified, and committed executive officers that share our philosophy and desire to work toward these goals. We believe compensation incentives for such executive officers should promote the success of our company and motivate them to pursue corporate objectives, and above all should be structured so as to reward clear, easily measured performance goals that closely align the executive officers’ incentives with the long-term interests of stockholders.

In recent years, we have successfully navigated a wide variety of difficult operational and financial challenges and undergone several periods of rapid change that have directly affected the compensation structure of our executive team. The compensation offered to our senior executive officers has historically varied significantly as a result of these circumstances. Subsequently, we have sought to harmonize the compensation structures of senior executive officers and other employees to conform to our overall compensation philosophy.

Our current compensation programs reflect our startup origins in that they consist primarily of salary and stock options for senior executive officers. Consistent with our historical compensation philosophy, except as noted below, we do not currently provide our senior executive officers or other employees with any form of a cash bonus program or any severance provisions providing for continued salary or other benefits upon termination of an executive officer’s employment with us or other equity-based compensation, other than option grants. In certain limited cases, we have granted an executive up to 12 months vesting acceleration of certain stock options in the event of a termination of employment following a change of control.

Additionally, as our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require, and at a minimum, we will review executive compensation annually. We may from time to time make new equity awards and adjustments to the components of our executive compensation program in connection with our yearly compensation review. For example, in fiscal 2012, we retained Compensia, Inc., a compensation advisory firm (“Compensia”), to review CEO equity compensation and outside director compensation and implemented an option award grant to our CEO and an amendment to our outside director compensation policy. See “Executive Compensation — Compensation Discussion and Analysis — CEO Compensation” and “Executive Compensation — Compensation of Directors — Standard Director Compensation Arrangements.”

Fiscal 2012 Company Highlights and Compensation Overview

Our financial and business highlights for fiscal 2012 include the following:

•	We recognized total revenues of $413.3 million for 2012, an increase of 102% over total revenues of $204.2 million for 2011.

•	We commenced deliveries of Model S in June 2012 to customers in the United States and increased production to an annualized rate of 20,000 vehicles per year by the end of 2012.

•	Model S was unanimously named Motor Trend Car of the Year® for 2013.

•

We expanded our company-owned retail network with the opening of additional stores and service centers, primarily in the United States. At year end, we had 32 stores and galleries and 29 service centers around the world.

•

We successfully launched our Supercharger network in California and the United States east coast. The Supercharger network consists of 90 kWh industrial grade high speed charging stations designed to replenish 50% of the battery pack of compatible Tesla vehicles in as little as 30 minutes.

•	In February 2012, we revealed an early prototype of the Model X crossover, a vehicle based on the Model S platform.

•	During the first quarter of 2012, we began shipping powertrain systems to Toyota under a supply and services agreement for the Toyota RAV4 EV.

•	We entered into and began work under a development agreement for the development of a full electric powertrain for the Daimler Mercedes-Benz B-class EV.

•	In October 2012, we completed a follow-on offering of 7,964,601 shares of our common stock and received cash proceeds of $222.1 million from this transaction, net of underwriting discounts.

As described in more detail below and in the compensation tables that follow this compensation discussion and analysis, our compensation structure applicable to our named executive officers did not change significantly during fiscal 2012:

•	Our CEO continues to work for an annual base salary of $33,280, consistent with minimum wage requirements under California law, and still accepts only $1 in salary.

•	Our other executive officers’ salaries increased by a range of 4.0% to 6.0% during 2012 in order to align them more closely with comparable post-IPO companies.

•	We have no cash bonus program for any of our named executive officers.

•	Our compensation program is still predominantly in the form of stock options, including performance-based awards, designed to promote long-term stockholder interests.

•	We have historically granted on a limited basis severance provisions providing for continued salary or other benefits upon termination of an executive officer’s employment with us.

Role of the Compensation Committee in Setting Executive Compensation

The Compensation Committee has overall responsibility for recommending to our Board of Directors the compensation of our CEO and determining the compensation of our other executive officers. Members of the Compensation Committee are appointed by the Board of Directors. Currently, the Compensation Committee consists of three members of the Board, Messrs. Buss, Ehrenpreis, and Gracias, none of whom are executive officers of the Company, and Messrs. Buss, Ehrenpreis and Gracias each qualify as (i) an “independent director” under the rules of The Nasdaq Stock Market, and (ii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). See the section entitled “Corporate Governance — Board Meetings and Committees — Compensation Committee.”

Role of Compensation Consultant

The Compensation Committee has the authority to engage the services of outside consultants to assist in making decisions regarding the establishment of the Company’s compensation programs and philosophy. The Compensation Committee retained Compensia as its compensation consultant in 2012 to prepare for the Compensation Committee’s consideration a framework for a long-term equity grant for the CEO as well as a market analysis of the competitiveness of the Company’s outside director compensation structure. Compensia reported directly to the Compensation Committee, and did not provide any other services to us during fiscal 2012. Based on its review of its engagement of Compensia, including considerations of factors set forth in the SEC’s rules, the Compensation Committee concluded that no conflict of interest exists that would prevent Compensia from independently advising the Compensation Committee.

Role of Executive Officers in Compensation Decisions

For executive officers other than our CEO, the Compensation Committee has historically sought and considered input from our CEO regarding such executive officers’ responsibilities, performance and compensation. Specifically, our CEO recommends base salary increases and equity award levels that are used throughout our compensation plans, and advises the Compensation Committee regarding the compensation program’s ability to attract, retain and motivate executive talent. These recommendations reflect compensation levels that our CEO believes are qualitatively commensurate with an executive officer’s individual qualifications, experience, responsibility level, functional role, knowledge, skills, and individual performance, as well as the Company’s performance. Our Compensation Committee considers our CEO’s recommendations, but may adjust up or down as it determines in its discretion, and approves the specific compensation for all the executive officers. All such compensation determinations by our Compensation Committee are largely discretionary.

Our Compensation Committee meets in executive session, and our CEO generally does not attend Compensation Committee meetings or discussions where recommendations are made regarding his compensation. He is not present during Compensation Committee deliberations or votes on his compensation and also abstains from voting in sessions of the Board of Directors where the Board of Directors acts on the Compensation Committee’s recommendations regarding his compensation.

The Role of Stockholder Say-on-Pay Votes

On June 1, 2011, we held a “say-on-pay” advisory vote on the compensation of our named executive officers for the 2010 fiscal year. Our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 99% of stockholder votes cast in favor of our compensation policies for our named executive officers. Given this result, and following consideration of it, the Compensation Committee decided to retain our overall approach to executive compensation. Moreover, in determining how often to hold a stockholder advisory vote on the compensation of our named executive officers, the Board of Directors took into account our stockholders’ preference (approximately 74% of stockholder votes cast) for a triennial vote. Specifically, the Board of Directors determined that we will hold a triennial advisory stockholder vote on the compensation of our named executive officers until they consider the results of our next “say-on-pay” frequency vote, anticipated to be held at our 2017 annual meeting.

CEO Compensation

Overview

In developing compensation recommendations for the CEO, the Compensation Committee has sought both to appropriately reward the CEO’s previous and current contributions and to create incentives for the CEO to continue to contribute significantly to successful results in the future. Our CEO, Elon Musk, continues to work for an annual base salary of $33,280, consistent with minimum wage requirements under California law, and he is subject to income taxes based on such base salary. Mr. Musk, however, currently only accepts $1 per year for his services. Prior to option grant awards made in December 2009, Mr. Musk also did not receive any equity compensation for his services over a period of five years. In addition to serving as the CEO since October 2008, Mr. Musk has contributed significantly and actively to us since our earliest days in April 2004 by recruiting executives and engineers, contributing to vehicle engineering and design, raising capital for us and bringing investors to us, and raising public awareness of the Company. Further, Mr. Musk has served, and continues to serve, as our Chief Product Architect.

In 2010 and 2011, Mr. Musk did not receive any equity grants, because the Compensation Committee believed his existing grants made in December 2009 already provided sufficient motivation for Mr. Musk to perform his duties as CEO.

In 2012, to create incentives for continued long term success beyond the Model S program and to further align executive pay with increases in stockholder value, the Compensation Committee reviewed Mr. Musk’s equity compensation and retained Compensia to advise in such review. Following such review, the Compensation Committee recommended to the Board of Directors a new stock option grant to Mr. Musk. On August 1, 2012, our Board of Directors approved a grant to Mr. Musk of options to purchase 5,274,901 shares of our common stock at an exercise price of $31.17 per share representing 5% of our total issued and outstanding shares as of August 13, 2012, the effective date of such grant (the “2012 CEO Grant”). The 2012 CEO Grant consists of ten equal vesting tranches, with a vesting schedule based entirely on the attainment of both operational and market capitalization milestones, as further detailed below.

Each of the ten vesting tranches requires that the Company meet a combination of an operational milestone achievement and a significant increase in our market capitalization of $4.0 billion. Since our average market capitalization for the 30 trading days prior to August 13, 2012, the date of grant, was $3.2 billion, the first tranche will only vest when we more than double our market capitalization to $7.2 billion and at least one of the operational milestones described below is met. The second tranche would vest only if there is another $4.0 billion increase in our market capitalization to $11.2 billion and when two of the operational milestones described below are met. The remaining tranches are structured in a similar manner, so that the 2012 CEO Grant would be fully vested when we achieve a market capitalization of $43.2 billion and all ten operational milestones described below have been achieved. Market capitalization for purposes of milestone achievement will be determined based on a rolling six month historic average (based on trading days only). The market capitalization for a particular trading day is equal to the closing price multiplied by outstanding shares of common stock as of the end of such trading day. To give some perspective on these targets, note that, as of April 11, 2013, Ford Motor Company and General Motors Company had market capitalizations of approximately $53 billion and $40 billion, respectively. The term of the 2012 CEO Grant is ten years, so that if any vesting tranches remain unvested after expiration of the 2012 CEO Grant, they will be forfeited. In addition, Mr. Musk will forfeit any unvested options if he is terminated as CEO of the Company, whether for cause or otherwise.

In addition to the market capitalization milestones, vesting for each of the ten tranches requires achievement of certain operational milestones. To illustrate, vesting of the first tranche requires the achievement of any one of the ten defined operational milestones, vesting of the second tranche requires the achievement of any two of the ten defined operational milestones, etc. The ten operational milestones for the 2012 CEO Grant are:

•	Successful completion of the Model X Engineering Prototype (Alpha);

•	Successful completion of the Model X Vehicle Prototype (Beta);

•	Completion of the first Model X Production Vehicle;

•	Successful completion of the Gen III Engineering Prototype (Alpha);

•	Successful completion of the Gen III Vehicle Prototype (Beta);

•	Completion of the first Gen III Production Vehicle;

•	Gross margin of 30% or more for four consecutive quarters;

•	Aggregate vehicle production of 100,000 vehicles;

•	Aggregate vehicle production of 200,000 vehicles; and

•	Aggregate vehicle production of 300,000 vehicles.

As of the date of this filing, no vesting milestones for the 2012 CEO Grant have been achieved and no shares subject to the 2012 CEO Grant have vested.

The 2012 CEO Grant will not accelerate in the event of a change in control of the Company. However, in a change in control event, the achievement of market capitalization-related vesting milestones for the 2012 CEO

Grant will be based solely on our market capitalization as of the effectiveness of such change in control rather than the rolling six month historic average. The 2012 CEO Grant will not need to be adopted by an acquirer and, to the extent unvested on such date, will expire.

Realized Compensation

For purposes of the “Summary Compensation Table” following this Compensation Discussion and Analysis, we are required to report pursuant to applicable SEC rules any stock option grants to Mr. Musk at values determined as of their respective grant dates and which are driven by certain assumptions prescribed by Financial Accounting Board Accounting Standards Codification Topic 718, “Stock Compensation” (“FASB ASC Topic 718”). As a result, there may be a significant disconnect between what is reported as compensation for a given year in such table and the value actually realized as compensation in that year or over a period of time. Moreover, the vast majority of reported compensation in respect of such stock option grants is an incentive for future performance and is realizable only if the Company’s stock price appreciates and the Company achieves applicable vesting requirements.

To supplement the reported compensation disclosed in the “Summary Compensation Table,” we have included the following table, which shows the total realized compensation of Mr. Musk for the periods presented in the “Summary Compensation Table.” Realized compensation is not a substitute for reported compensation in evaluating our compensation structure, but we believe that realized compensation is an important factor in understanding the impact of the Company’s stock price performance and the requirement of operational milestones for the vesting of an option award on the value of compensation that Mr. Musk ultimately realizes.

Year	Total Compensation Reported in Summary Compensation Table ($)		Total Realized Compensation ($)(1)
2012	78,150,010	(2)	39,280
2011	33,280		33,280
2010	33,280		33,280

(1)	Total realized compensation for a given year is defined as salary, cash bonuses, non-equity incentive plan compensation and all other compensation as reported in the “Summary Compensation Table” below, plus, with respect to any stock option exercised in such year, if any, the difference between the market price of Tesla common stock at the time of exercise on the exercise date and the exercise price of the option.
(2)

This grant is intended to compensate Mr. Musk over its ten-year term and will become vested as to all shares subject to it only if our market capitalization increases to $43.2 billion and all ten performance milestones are achieved during such ten year period. 1/10th of the total number of shares subject to the option will become vested and exercisable each time: (i) our market capitalization increases by $4.0 billion above the initially measured market capitalization of $3.2 billion; and (ii) one of ten performance milestones specified above relating to the development of our Model X and Gen III vehicles and our total production of vehicles is attained, subject to Mr. Musk’s continued service to us at each such vesting event. If any shares have not vested by the end of the ten-year term of the option, they will be forfeited and Mr. Musk will not realize the value of such shares. As of the date of this filing, no vesting milestones for this grant have been achieved and no shares subject to this grant have vested.

Elements of Compensation

Our current executive compensation program, which was set by our Compensation Committee, consists of the following components:

•	base salary;

•	equity-based incentives;

•	severance and change of control benefits; and

•	other benefits.

We combine these elements in order to formulate compensation packages that provide competitive pay, reward achievement of financial, operational and strategic objectives and align the interests of our named executive officers and other senior personnel with those of our stockholders.

Base Salary

Our Compensation Committee is responsible for setting our CEO’s and other executives’ base salaries. The base salaries of all executive officers are reviewed annually and adjusted when necessary to reflect individual roles and performance and the competitive market. The completion of key projects or technical milestones is also a factor in salary determinations. Because we typically do not provide cash bonuses to our executive officers, we also view salary as a key motivation and reward for our executives’ overall performance. As of the date of this filing, the Compensation Committee has not increased the base salaries of our named executive officers in 2013.

We provide base salary to our named executive officers and other employees to compensate them for services rendered on a day-to-day basis during the fiscal year. The following table sets forth information regarding the base salary for fiscal year 2012 and 2013 for our named executive officers:

Named Executive Officer	Fiscal 2012 Base Salary ($)	Fiscal 2013 Base Salary ($)
Elon Musk (1)	33,280	33,280
Deepak Ahuja	338,000	338,000
Jeffrey B. Straubel	249,600	249,600
George Blankenship	344,500	344,500
Gilbert Passin	270,400	270,400

(1)	Mr. Musk’s salary is based on minimum wage requirements under California law and he is subject to income taxes based on such base salary. Mr. Musk, however, currently only accepts $1 per year for his services. Under California law, Mr. Musk is entitled to the portion of the base salary that he does not receive each year.

Equity-based incentives — Overview

Our equity award program is the primary vehicle for offering long-term incentives to our named executive officers. Our equity-based incentives have historically been granted in the form of options to purchase shares of our common stock, including the grant of options at the commencement of employment for the majority of our current named executive officers. We believe that equity grants align the interests of our named executive officers with our stockholders, provide our named executive officers with incentives linked to long-term performance and create an ownership culture. In addition, the vesting feature of our equity grants contributes to executive retention because this feature provides an incentive to our named executive officers to remain in our employ during the vesting period. To date, we have not had an established set of criteria for granting equity awards; instead the Compensation Committee exercises its judgment and discretion, in consultation with our CEO, and considers, among other things, the role and responsibility of the named executive officer, competitive factors, the amount of stock-based equity compensation already held by the named executive officer, and the cash-based compensation received by the named executive officer to determine the level of equity awards that it approves.

We do not have, nor do we plan to establish, any program, plan, or practice to time stock option grants in coordination with releasing material non-public information. The Compensation Committee meets monthly to approve stock option grants, which grants become effective as of the second Monday of the month, in accordance with our equity incentive award grant policy.

Equity award grants — 2012

In the first quarter of 2012, we completed performance reviews for our employees and executive officers, and in some cases as a result of these reviews, executive officers received additional stock option grants. The following table sets forth these performance review-based stock option grants we made to our named executive officers:

Name	Date of Grant	Number of Shares Underlying Option	Exercise Price ($)	Vesting Start Date	Vesting Schedule(1)
Deepak Ahuja	2/13/2012	30,000	31.49	2/13/2012	1/48th per month
Jeffrey B. Straubel	2/13/2012	50,000	31.49	2/13/2012	1/48th per month
George Blankenship	2/13/2012	40,000	31.49	2/13/2012	1/48th per month
Gilbert Passin	2/13/2012	30,000	31.49	2/13/2012	1/48th per month

(1)	In each case, vesting remains subject to continued service through each vesting date.

In January and June 2012, as awards for his contributions to various patents we were granted, Mr. Straubel was granted additional options to purchase 350 shares and 700 shares of common stock, respectively, at an exercise price per share of $27.25 and $29.12, respectively. These options were fully vested on the date of grant and were granted as part of our company-wide patent incentive program.

Severance and Change of Control Benefits

We had entered into an offer letter with Mr. Ahuja that required specific benefits to be provided to Mr. Ahuja in the event of termination of employment in connection with a change of control. However, such benefits no longer apply. See “Executive Compensation — Potential Payments Upon Termination or Change of Control.”

Bonus

Except for cash awards of $4,500 and $6,000 paid to Mr. Straubel and Mr. Musk, respectively, in 2012 pursuant to our company-wide patent incentive program, we did not provide any cash-based bonus awards to our named executive officers in 2012.

Non-Equity Incentive Plan Compensation

Except for total sales commissions of $77,490 paid to Mr. Blankenship based on the number of Tesla Roadsters and Model S vehicles delivered in 2012, we did not provide any non-equity incentive plan compensation to any of our named executive officers in 2012.

Perks

We generally do not provide any additional perquisites to our named executive officers except in certain limited circumstances. For example, in 2009 we entered into a relocation agreement with Mr. Ahuja to reimburse him for certain relocation expenses. We also provided Mr. Blankenship with the use of a Tesla Roadster through August 2012.

Benefits

We provide the following benefits to our named executive officers on the same basis provided to all of our employees:

•	health, dental and vision insurance;

•	life insurance and accidental death and dismemberment insurance;

•	a 401(k) plan for which no company match is provided;

•	an employee stock purchase plan;

•	short-and long-term disability;

•	medical and dependent care flexible spending account; and

•	a health savings account.

Tax Considerations

We have not provided any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Internal Revenue Code (“Code”). Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of us that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider receives “deferred compensation” that does not meet the requirements of Section 409A.

Because of the limitations of Code Section 162(m), we generally receive a federal income tax deduction for compensation paid to our CEO and to certain other highly compensated officers only if the compensation is less than $1,000,000 per person during any fiscal year or is “performance-based” under Code Section 162(m). In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000. Option spread compensation from options that meet certain requirements will not be subject to the $1,000,000 cap on deductibility, and in the past we have granted options that we believe met those requirements. Additionally, under a special Code Section 162(m) exception, any compensation paid pursuant to a compensation plan in existence before the effective date of our initial public offering will not be subject to the $1,000,000 limitation until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Code Section 162(m), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the initial public offering occurs. While the Compensation Committee cannot predict how the deductibility limit may impact our compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, while the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the Compensation Committee intends to consider tax deductibility under Code Section 162(m) as a factor in compensation decisions.

Compensation Committee Report

The Compensation Committee oversees Tesla’s compensation policies, plans and benefit programs. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors

Ira Ehrenpreis (Chair)

Brad W. Buss

Antonio J. Gracias

Summary Compensation Table

The following table presents information concerning the total compensation of (i) our principal executive officer, (ii) our principal financial officer, and (iii) our three most highly compensated executive officers, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of our fiscal year ended December 31, 2012 (our “named executive officers”). No disclosure is provided for 2010 for Mr. Passin, who was not a named executive officer in 2010.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards ($)(1)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Elon Musk	2012	33,280	6,000	(2)	78,110,730	(3)	—		—		78,150,010
Chief Executive Officer, Product Architect and Chairman	2011	33,280	—		—		—		—		33,280
	2010	33,280	—		—		—		—		33,280

Deepak Ahuja	2012	338,000	—		563,457		—		—		901,457
Chief Financial Officer	2011	325,000	—		544,464		—		—		869,464
	2010	310,417	—		686,809		—		6,410	(4)	1,003,636

Jeffrey B. Straubel	2012	249,600	4,500	(2)	956,300		—		—		1,210,400
Chief Technology Officer	2011	240,000	11,000	(2)	918,531		—		—		1,169,531
	2010	220,055	1,000	(2)	1,243,498		—		—		1,464,503

George Blankenship	2012	344,500	—		751,276		77,490	(5)	27,166	(6)	1,200,432
Vice President, Worldwide Retail	2011	325,000	—		453,720		136,600	(5)	10,285	(6)	925,605
	2010	160,417	100,000	(7)	2,064,261		15,800	(5)	—		2,340,478

Gilbert Passin	2012	270,400	—		563,457		—		—		833,857
Vice President, Manufacturing	2011	260,000	—		360,152		—		—		620,152

(1)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 7, 2013.
(2)	Amount consists of patent award bonuses pursuant to our company-wide patent incentive program.
(3)

This grant is intended to compensate Mr. Musk over its ten-year term and will become vested as to all shares subject to it only if our market capitalization increases to $43.2 billion and all ten performance milestones are achieved during such ten year period. 1/10th of the total number of shares subject to the option will become vested and exercisable each time: (i) our market capitalization increases by $4.0 billion above the initially measured market capitalization of $3.2 billion; and (ii) one of ten specified performance milestones relating to the development of our Model X and Gen III vehicles and our total production of vehicles is attained, subject to Mr. Musk’s continued service to us at each such vesting event. If any shares have not vested by the end of the ten-year term of the option, they will be forfeited and Mr. Musk will not realize the value of such shares. As of the date of this filing, no vesting milestones for this grant have been achieved and no shares subject to this grant have vested. See “Executive Compensation — Compensation Discussion and Analysis — CEO Compensation” above.

(4)	Includes reimbursement of $4,059 for expenses incurred in connection with our initial public offering and a gross-up of $2,351.
(5)	Amount consists of sales commissions. See “Grants of Plan-Based Awards in 2012” table below.
(6)	Reflects the taxable benefit associated with the provision and use of a vehicle to Mr. Blankenship effective October 1, 2011 through August 31, 2012.
(7)	Amount consists of sign-on bonus.

Grants of Plan-Based Awards in 2012

The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2012 under any plan.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards ($)(1)(2)
		Threshold (S)	Target ($)	Maximum ($)
Elon Musk	8/13/2012	—	—	—	5,274,901	31.17	78,110,730	(3)
Deepak Ahuja	2/13/2012	—	—	—	30,000	31.49	563,457
Jeffrey B. Straubel	6/11/2012	—	—	—	700	29.12	11,714
	2/13/2012	—	—	—	50,000	31.49	939,095
	1/9/2012	—	—	—	350	27.25	5,491
George Blankenship	2/13/2012	—	—	—	40,000	31.49	751,276
	—	(4)	(4)	(4)	—	—	—
Gilbert Passin	2/13/2012	—	—	—	30,000	31.49	563,457

(1)	The vesting schedule applicable to each award is set forth below in the section entitled “Outstanding Equity Awards at 2012 Fiscal Year-End”.
(2)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 7, 2013. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officers.
(3)

This grant is intended to compensate Mr. Musk over its ten-year term and will become vested as to all shares subject to it only if our market capitalization increases to $43.2 billion and all ten performance milestones are achieved during such ten year period. 1/10th of the total number of shares subject to the option will become vested and exercisable each time: (i) our market capitalization increases by $4.0 billion above the initially measured market capitalization of $3.2 billion; and (ii) one of ten specified performance milestones relating to the development of our Model X and Gen III vehicles and our total production of vehicles is attained, subject to Mr. Musk’s continued service to us at each such vesting event. If any shares have not vested by the end of the ten-year term of the option, they will be forfeited and Mr. Musk will not realize the value of such shares. As of the date of this filing, no vesting milestones for this grant have been achieved and no shares subject to this grant have vested. See “Executive Compensation — Compensation Discussion and Analysis — CEO Compensation” above.

(4)	In connection with his promotion to Vice President, Sales and Ownership Experience in October 2010, Mr. Blankenship entered into a sales commission plan which provided that he would receive $200 for each Tesla Roadster delivered. In addition, in June 2012, Mr. Blankenship entered into a sales commission plan which provided that he would receive $15.00 for each Tesla Model S vehicle delivered in 2012. There is no “Threshold,” “Target” or “Maximum” payable under either plan. During the year ended December 31, 2012, we paid Mr. Blankenship a total $77,490 under these plans, which is reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. We did not provide any non-equity incentive plan compensation to any of our other named executive officers in 2012.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table presents information concerning unexercised options for each named executive officer outstanding as of the end of fiscal 2012.

	Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Elon Musk	8/13/2012	(1)	—	—	5,274,901	31.17	8/13/2022
	12/4/2009	(2)	3,355,986	—	—	6.63	12/3/2016
	12/4/2009	(3)	2,516,989	—	838,997	6.63	12/3/2016

Deepak Ahuja	2/13/2012	(4)	6,250	23,750	—	31.49	2/13/2022
	1/10/2011	(4)	14,375	15,625	—	28.45	1/10/2021
	6/12/2010	(3)	62,473	—	20,827	14.17	6/11/2017
	12/4/2009	(5)	45,137	9,029	—	6.63	12/3/2016
	4/13/2009	(4)	26,735	2,431	—	2.70	4/12/2016
	9/3/2008	(6)	12,033	—	—	2.70	9/2/2015

Jeffrey B. Straubel	6/11/2012	(7)	700	—	—	29.12	6/11/2022
	2/13/2012	(4)	10,416	39,584	—	31.49	2/13/2022
	1/9/2012	(7)	350	—	—	27.25	1/9/2022
	12/12/2011	(7)	350	—	—	30.41	12/12/2021
	3/14/2011	(7)	350	—	—	23.25	3/14/2021
	1/10/2011	(4)	23,958	26,042	—	28.45	1/10/2021
	9/13/2010	(3)	15,000	—	5,000	20.72	9/13/2020
	6/12/2010	(8)	1,531	919	—	14.17	6/11/2017
	6/12/2010	(3)	87,486	—	29,164	14.17	6/11/2017
	12/4/2009	(5)	97,568	19,515	—	6.63	12/3/2016
	4/13/2009	(4)	98,923	8,993	—	2.70	4/12/2016
	6/4/2008	(9)	33,333	—	—	2.70	6/3/2015
	11/9/2007	(10)	9,334	—	—	2.10	11/8/2014
	5/31/2006	(10)	10,416	—	—	0.36	5/30/2013

George Blankenship	2/13/2012	(4)	8,333	31,667	—	31.49	2/13/2022
	1/10/2011	(4)	11,979	13,021	—	28.45	1/10/2021
	10/12/2010	(11)	27,083	22,917	—	20.24	10/12/2020
	9/13/2010	(12)	15,104	9,896	—	20.72	9/13/2020
	6/12/2010	(13)	50,469	35,417	—	14.17	6/11/2017
	6/12/2010	(3)	24,975	—	8,325	14.17	6/11/2017

Gilbert Passin	2/13/2012	(4)	6,250	23,750	—	31.49	2/13/2022
	6/13/2011	(4)	2,750	6,250	—	28.43	6/13/2021
	1/10/2011	(4)	2,791	5,209	—	28.45	1/10/2021
	6/12/2010	(3)	14,975	—	8,325	14.17	6/11/2017
	3/3/2010	(14)	33,211	18,055	—	9.96	3/2/2017

(1)

This grant is intended to compensate Mr. Musk over its ten-year term and will become vested as to all shares subject to it only if our market capitalization increases to $43.2 billion and all ten performance milestones are achieved during such ten year period. 1/10th of the total number of shares subject to the option will become vested and exercisable each time: (i) our market capitalization increases by $4.0 billion above the initially measured market capitalization of $3.2 billion; and (ii) one of ten specified performance milestones relating to the development of our Model X and Gen III vehicles and our total production of vehicles is attained, subject to Mr. Musk’s continued service to us at each such vesting event. If any shares have not vested by the end of the ten-year term of the option, they will be forfeited and Mr. Musk will not realize the value of such shares. As of the date of this filing, no vesting milestones for this grant have been achieved and no shares subject to this grant have vested. See “Executive Compensation — Compensation Discussion and Analysis — CEO Compensation” above.
(2)	1/4th of the total number of shares subject to the option became vested and exercisable on the grant date and the remaining shares subject to the option vested at a rate of 1/48th of the total number of shares subject to the option each month thereafter.
(3)	1/4th of the total number of shares subject to the option became vested and exercisable upon the completion of the Model S engineering prototype as determined by our Board of Directors, 1/4th of the total number of shares subject to the option became vested and exercisable upon the completion of the Model S validation prototype as determined by our Board of Directors, 1/4th of the total number of shares subject to the option subject to the option became vested and exercisable upon the first production of the Model S vehicle as determined by our Board of Directors and 1/4th of the total number of shares subject to the option will vest upon completion of production of the 10,000th Model S vehicle as determined by our Board of Directors, in each case subject to the optionee’s continued service to us on each such vesting date and the completion of the objective on or prior to December 4, 2013.
(4)	1/48 of the total number of the shares subject to the option shall vest monthly starting on the applicable grant date of the option, subject to the optionee’s continued service to us on each such vesting date.
(5)	1/48th of the total number of shares subject to the option shall vest monthly starting August 16, 2009, subject to the optionee’s continued service to us on each such vesting date.
(6)	1/4th of the total number of shares subject to the option became vested and exercisable on July 31, 2009 and the remaining shares subject to the option vested at a rate of 1/48th of the total number of shares subject to the option each month thereafter.
(7)	Granted as part of our company-wide patent incentive program. The total number of shares subject to the option was vested and exercisable on the applicable grant date of the option.
(8)	1/48th of the total number of shares subject to the option shall vest monthly starting June 3, 2010, subject to Mr. Straubel’s continued service to us on each such vesting date.
(9)	1/48th of the total number of share subject to the option vested monthly starting May 7, 2008.
(10)	1/4th of the total number of shares subject to the option became vested and exercisable on May 31, 2007 and the remaining shares subject to the option vested at a rate of 1/48th of the total number of shares subject to the option each month thereafter.
(11)	1/48th of the total number of share subject to the option shall vest monthly starting October 1, 2010, subject to Mr. Blankenship’s continued service to us on each such vesting date.
(12)	1/48th of the total number of share subject to the option shall vest monthly starting July 5, 2010, subject to Mr. Blankenship’s continued service to us on each such vesting date.
(13)	1/4th of the total number of shares subject to the option became vested and exercisable on May 10, 2011 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter, subject to Mr. Blankenship’s continued service to us on each such vesting date.
(14)	1/4th of the total number of shares subject to the option became vested and exercisable on January 25, 2011 and the remaining shares subject to the option vest at a rate of 1/48th of the total number of shares subject to the option each month thereafter, subject to Mr. Passin’s continued service to us on each such vesting date.

2012 Option Exercises

The following table presents information concerning each exercise of stock options during fiscal 2012 for each of the named executive officers.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($)(1)
Elon Musk	—	—
Deepak Ahuja	45,000	1,357,700	(2)
Jeffrey B. Straubel	—	—
George Blankenship	14,114	275,505	(3)
Gilbert Passin	3,300	75,597	(2)

(1)	Reflects the difference between the market price of Tesla common stock at the time of exercise on the exercise date and the exercise price of the option.
(2)	Option exercises and simultaneous sales of the underlying shares were transacted pursuant to Rule 10b5-1 trading plans.
(3)	Option exercise was not accompanied by a corresponding sale of the underlying shares.

Potential Payments Upon Termination or Change of Control

Termination or Change of Control Arrangements

We entered into an offer letter agreement with Deepak Ahuja, our Chief Financial Officer, on June 13, 2008. The offer letter agreement has no specific term and constitutes at-will employment. Pursuant to the offer letter, Mr. Ahuja was granted options to purchase 83,333 shares of our common stock at an exercise price per share of $2.70, which was equal to the fair market value of our common stock on the date the options were granted as determined by our Board of Directors. The offer letter agreement provides for 12 months of additional vesting of these options in the event Mr. Ahuja is terminated without cause within one year following a change in control of us. As of July 2012, all of these options were fully vested and therefore there will be no acceleration of any of Mr. Ahuja’s options in connection with a change in control of us.

We have not entered into any other existing contract, agreement, plan or arrangement that provides for payments to a named executive officer at, following, or in connection with any termination, including resignation, severance, retirement or a constructive termination of a named executive officer, or a change in control of the Company or a change in the named executive officer’s responsibilities.

Compensation of Directors

Compensation for Fiscal 2012

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2012 board service. Elon Musk, who is our Chief Executive Officer, does not receive additional compensation for his services as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (4)(5)		All Other Compensation(7)	Total ($)
H.E. Ahmed Saif Al Darmaki (1)	—	—		—	—
Brad W. Buss	45,000	1,477,974	(6)	433	1,523,407
Ira Ehrenpreis	37,500	1,225,629	(6)	—	1,263,129
Antonio J. Gracias	37,500	1,679,850	(6)	16,156	1,733,506
Stephen T. Jurvetson	27,500	1,023,753	(6)	—	1,051,263
Herbert Kohler (2)	—	821,877	(6)	—	821,877
Harald Kroeger (3)	—	515,008		—	515,008
Kimbal Musk	20,000	821,877	(6)	7,960	849,836

(1)	H.E. Ahmed Saif Al Darmaki resigned as a director effective June 6, 2012.
(2)	Herbert Kohler resigned as a director effective December 12, 2012. Dr. Kohler had waived any cash compensation for his services as a director. In addition, Dr. Kohler had transferred his option awards to Daimler North America Corporation, an affiliate of his employer.
(3)	Harald Kroeger was appointed as a director effective December 12, 2012. Mr. Kroeger has waived any cash compensation for his services as a director. In addition, Mr. Kroeger has transferred his option awards to Daimler North America Corporation, an affiliate of his employer.
(4)	Reflects the aggregate grant date fair value dollar amount computed in accordance with FASB ASC Topic 718. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2012, filed with the SEC on March 7, 2013. These amounts do not correspond to the actual value that may be recognized by the directors.
(5)	As of December 31, 2012, the aggregate number of shares underlying option awards outstanding for each of our non-employee directors, subject to notes (2) and (3) above, was:

Name	Aggregate Number of Shares Underlying Options Outstanding
H.E. Ahmed Saif Al Darmaki	—
Brad W. Buss	138,999
Ira Ehrenpreis	90,666
Antonio J. Gracias	134,332
Stephen T. Jurvetson	111,999
Herbert Kohler	46,526
Harald Kroeger	33,333
Kimbal Musk	83,332

(6)	Includes certain triennial option grants in 2012 that are intended to compensate non-employee directors for service on the Board, on Board committees and/or as Board committee chairs over the three years following the grants. Consequently, the directors who received these grants in 2012 will not receive such grants again prior to 2015, assuming their continued service to Tesla until such time. Prior to the amendment of Tesla’s outside director compensation policy in the second quarter of 2012, option grant awards to non-employee directors were made on an annual basis. See “Executive Compensation — Compensation of Directors — Standard Director Compensation Arrangements” below.
(7)	Consists of reimbursements for out-of-pocket travel expenses incurred in connection with attendance at board or committee meetings.

Standard Director Compensation Arrangements

In the second quarter of 2012, the Compensation Committee approved, and the Board of Directors adopted, an amended and restated outside director compensation policy that is applicable to all of Tesla’s non-employee directors. As part of this process, the Compensation Committee retained Compensia as its outside consultant to analyze the suitability and competitiveness of Tesla’s outside director compensation structure, and to present a proposal to align such structure more closely with that of comparable public companies and adequately compensate Board members for service on Board Committees. Prior to amendment, the policy provided for only cash retainers for service on Board Committees, and for option grant awards for Board service, vesting over one year, to be made on an annual basis. The revised policy provides for, among other things, an option grant award in addition to a cash retainer for service on each Board Committee and as the Chair of a Board Committee. Moreover, under the revised policy, option awards for service on the Board, Board Committees and as Chairs of Board Committees are triennial and vest over three years. More specifically, the amended policy provides that each such non-employee director will receive the following compensation for board and Board committee services, as applicable:

•	an annual cash retainer for general board service of $20,000;

•	no cash awards for attendance of general board meetings;

•

an annual cash retainer for serving as the chairman of the Audit Committee of $15,000, for serving as the chairman of the Compensation Committee of $10,000 and for serving as the chairman of the Nominating and Corporate Governance Committee of $7,500;

•

an annual cash retainer for serving on the Audit Committee of $7,500 per member, for serving on the Compensation Committee of $5,000 per member, and for serving on the Nominating and Corporate Governance Committee of $5,000 per member;

•

upon first joining the board, an automatic initial grant of a stock option to purchase 33,333 shares of our common stock vesting 1/4th on the one year anniversary of the vesting commencement date and 1/48th per month thereafter for the next three years, subject to continued service through each vesting date;

•

shortly following the 2015 annual meeting, or the first annual meeting after joining the board (if joining after June 12, 2012), and shortly following every third annual meeting thereafter, an automatic grant of a stock option to purchase 50,000 shares of our common stock;

•

for serving as the lead independent director, on the latter of June 12, 2012 or shortly following appointment as the lead independent director, and every three years thereafter, an automatic grant of a stock option to purchase 24,000 shares of our common stock;

•

for serving as a member of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee, on the latter of June 12, 2012 or shortly following appointment as a member of such Committee, and every three years thereafter, an automatic grant of a stock option to purchase 12,000 shares, 9,000 shares, or 6,000 shares, respectively, of our common stock; and

•

for serving as the chair of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee, on the latter of June 12, 2012 or shortly following appointment as the chair of such Committee, and every three years thereafter, an automatic grant of a stock option to purchase 12,000 shares, 6,000 shares, or 3,000 shares, respectively, of our common stock.

Each automatic triennial stock option grant and each stock option grant for service as lead independent director, member of a Committee or chair of a Committee, in each case as described above, will vest 1/36th per month for three years starting on the one month anniversary of the vesting commencement date, subject to continued service in the capacity for which such grant was made (except that if a director who was granted such an option ceases to be a director on the day before an annual meeting that is held earlier than the anniversary date of the vesting commencement date for that calendar year, vesting will accelerate with respect to the shares that would have vested if such director continued service through such anniversary date). The directors who received these triennial stock option grants in 2012 will not receive such grants again prior to 2015, assuming their continued service to Tesla until such time.

If, following a change of control, a director is terminated, all options granted to the director pursuant to the compensation policy shall fully vest and become immediately exercisable.

Non-employee directors also have their travel, lodging and related expenses associated with attending Board or Committee meetings reimbursed by Tesla.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under Tesla’s equity compensation plans as of December 31, 2012.

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders (1)	25,007,776	$21.20	2,488,296
Equity compensation plans not approved by security holders	—	—	—

Total	25,007,776		2,488,296

(1)	Includes the following plans: 2010 Equity Incentive Plan, 2003 Equity Incentive Plan and 2010 Employee Stock Purchase Plan. Our 2010 Equity Incentive Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with the 2011 fiscal year, equal to the least of (i) 5,333,333 shares of our common stock, (ii) four percent (4%) of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year, or (iii) such lesser amount as our Board of Directors may determine. Our Board of Directors determined that the number of shares available for issuance under our 2010 Equity Incentive Plan would be increased by three percent (3%) of the outstanding shares of our common stock on the last day of fiscal 2012, or 3,426,428 shares, for the 2013 fiscal year. Our 2010 Employee Stock Purchase Plan provides for annual increases in the number of shares available for issuance thereunder on the first day of each fiscal year, beginning with the 2011 fiscal year, equal to the least of (i) 1,000,000 shares of our common stock, (ii) one percent (1%) of the outstanding shares of our common stock on the first day of the fiscal year, or (iii) such lesser amount as our Board of Directors or a designated committee acting as administrator of the plan may determine. Our Board of Directors determined that the number of shares available for issuance under our 2010 Employee Stock Purchase Plan would be increased by 1,000,000 shares for the 2013 fiscal year. These annual increases to the number of shares available for issuance under our 2010 Equity Incentive Plan and our 2010 Employee Stock Purchase Plan for the 2013 fiscal year are effective as of January 1, 2013 and therefore are not included in this table.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review of Related Party Transactions

In accordance with the charter for the Audit Committee of the Board of Directors, our Audit Committee reviews and approves in advance any proposed related person transactions.

For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

The individuals and entities that are considered “related persons” include:

•	Directors, nominees for director and executive officers of Tesla;

•	Any person known to be the beneficial owner of five percent or more of Tesla’s common stock (a “5% Stockholder”); and

•	Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer or 5% Stockholder.

In accordance with our Related Person Transactions Policy and Procedures, the Audit Committee must review and approve all transactions in which (i) Tesla or one of its subsidiaries is a participant, (ii) the amount involved exceeds $120,000 and (iii) a related person has a direct or indirect material interest, other than transactions available to all employees of the Company generally.

In assessing a related party transaction brought before it for approval the Audit Committee considers, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Audit Committee may then approve or disapprove the transaction in its discretion.

Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC.

Related Party Transactions

Daimler Agreements

In connection with a Series E preferred stock financing in May 2009, the Company entered into certain agreements with Daimler, Daimler North America Corporation (“DNAC”) and Blackstar Investco LLC (“Blackstar”). Herbert Kohler, a former member of our Board until his resignation effective December 12, 2012, is a Vice President of Blackstar and Daimler. Harald Kroeger, who replaced Dr. Kohler on our Board effective December 12, 2012, is a Vice President of Daimler.

We granted certain covenants to Daimler as part of our investors’ rights agreement entered into in connection with the Series E preferred stock financing. These covenants provided that if Mr. Musk was not serving as Tesla’s Chief Executive Officer at any time until the later of December 31, 2012 or the launch of the Model S, Mr. Musk was to promptly propose a successor Chief Executive Officer and Dr. Kohler, or his successor, was to consent to any appointment of such person by the Board of Directors. Furthermore, if at any time during the period from January 1, 2011 through December 31, 2012, Mr. Musk was not serving as either Tesla’s Chief Executive Officer or Chairman of the Board of Directors for reasons other than his death or disability, and Dr. Kohler, or his successor, had not consented to the appointment of a new Chief Executive Officer or if during such period Mr. Musk rendered services to, or invested in, any other automotive OEM other than us, Daimler had the right to terminate any or all of its strategic collaboration agreements with Tesla. As Mr. Musk has continuously served as our Chief Executive Officer and Chairman, these covenants expired as of December 31, 2012.

We entered into two agreements with Daimler and DNAC in May 2009, including a contract under which we agreed to develop and supply battery systems to Daimler for use in a “Smart EV Project.” All development work related to the Smart EV development agreement had been completed as of December 31, 2009. Subsequently, on May 11, 2009, in connection with the Series E convertible preferred stock financing transaction in which Blackstar purchased shares of our Series E convertible preferred stock, the Company and DNAC entered into an Exclusivity and Intellectual Property Agreement (the “EIP Agreement”). Under the EIP Agreement, we and DNAC agreed to begin the process of negotiating, in good faith, to enter into further agreements regarding areas of strategic cooperation, or the Strategic Agreements. In particular, the parties agreed to negotiate in good faith to enter into up to four additional agreements covering, among other areas, strategic cooperation, the joint development of technology, and the supply of electric vehicle components to each other. In May 2010, the Company and Daimler entered into a Strategic Agreement for the development and production of a battery pack and charger for a pilot fleet of Daimler’s A-Class electric vehicles introduced in Europe in 2011. In October 2010, we completed the development of the A-Class battery pack and charger and began shipping production components for a demonstration fleet in February 2011. Through December 2012, we had sold in the aggregate approximately 2,700 battery packs and chargers for the Smart fortwo and A-Class EV programs. During 2012, we recognized approximately $2.2 million in revenue related to the Smart fortwo and A-Class EV battery packs and chargers.

In addition to providing an exclusivity period for negotiation of the Strategic Agreements, the EIP Agreement specified certain terms that the parties would agree to include in those agreements. In particular Tesla agreed that certain of the Strategic Agreements would include exclusivity provisions which would limit Tesla from entering into competitive arrangements with other automotive companies; however, Tesla would not be subject to any restrictions with respect to the Tesla Roadster and Model S vehicles. Further, if a third party offers to enter into a competitive transaction with Tesla, Tesla is required to give DNAC notice of such offer. If DNAC declines to enter into such transaction on the same terms as offered by the third party, then Tesla would be free to enter into the competitive transaction with the third party, subject to certain limitations. The EIP Agreement also provides for the allocation of each party’s right to patent, copyright and other intellectual property rights in the event Tesla does enter into any of the Strategic Agreements and places limitations on Daimler’s and Tesla’s rights to license this intellectual property to competitors. Tesla’s obligations under the EIP Agreement will terminate on June 29, 2013.

In 2012, we received purchase orders from Daimler to begin development work and also entered into a separate development agreement in December 2012 for the development of a full electric powertrain for a Daimler Mercedes-Benz B-class EV. Such development agreement is not a Strategic Agreement under the EIP Agreement. During 2012, we recognized a total $15.9 million in development services revenue related to the Mercedes-Benz B-Class EV program.

SolarCity Agreements

We have entered into a number of agreements with SolarCity. Mr. Elon Musk is a significant stockholder of SolarCity and has been its Chairman since July 2006. Mr. Jurvetson, a member of our Board of Directors, is a managing director of Draper Fisher Jurvetson which is a significant stockholder of SolarCity. Mr. Gracias, a member of our Board of Directors, is a minor shareholder of SolarCity and a member of the board of directors of SolarCity. Mr. Straubel, our Chief Technical Officer, is a member of the board of directors of SolarCity.

In January 2011, we entered into a professional services agreement with SolarCity under which Tesla subcontracted with SolarCity for SolarCity to pay Tesla to provide a variety of design, engineering and consulting services as part of a grant under the California Solar Initiative of the California Public Utilities Commission. As of December 31, 2012, all work under this agreement has been completed. Pursuant to this agreement, we rendered approximately $283,000 in services in 2011 and approximately $229,000 in services in 2012.

We also engage SolarCity from time to time to install our Superchargers and related equipment, including solar panels provided by SolarCity for use as part of the Superchargers. SolarCity has invoiced Tesla approximately $910,000 for such installation services and equipment provided by SolarCity during 2012.

In September 2012, we entered into a professional services agreement with SolarCity (the “Services Agreement”) whereby we agreed to refer to SolarCity our customers who have indicated their intent to consult with SolarCity for the installation of in-home electric vehicle supply equipment for use with Tesla vehicles. Under this agreement, SolarCity agreed to pay us referral fees in respect of each customer who purchases from SolarCity solar photovoltaic equipment or energy efficiency upgrade services. During the 2012 fiscal year, an aggregate $2,900 became payable to us by SolarCity for such referral fees. The Services Agreement does not provide for any payment obligations by Tesla.

In April 2013, we entered into a supply agreement with SolarCity under which we will supply SolarCity with various sizes of stationary batteries for integration with solar panels by SolarCity to create stationary power sources for sale or lease to residential and commercial customers. We will be paid by SolarCity for any stationary batteries we supply to SolarCity pursuant to this supply agreement.

SpaceX Agreements

Elon Musk, our Chief Executive Officer, Product Architect and Chairman, is also the Chief Executive Officer and a significant stockholder of SpaceX. Steve Jurvetson and Kimbal Musk, two members of our Board of Directors, are also members of the board of directors of SpaceX and Antonio Gracias, another member of our Board of Directors, holds a minority interest in SpaceX and is also a member of the board of directors of SpaceX. SpaceX has from time to time in the past paid for facilities and services expenses on our behalf, for which we subsequently reimbursed SpaceX. SpaceX has also provided us, at no cost, with use of certain enterprise software developed by it, and we have provided, at no cost, the part-time services of two of our full-time employees towards performing employee candidate searches on behalf of SpaceX.

We also receive rental payments from SpaceX for leasing to SpaceX certain car parking spaces located in the south parking lot of our Los Angeles, CA Design Studio. During the 2012 fiscal year, we received approximately $32,000 in such rental payments.

We sold certain equipment to SpaceX during 2012, including battery cells and a wire bonder, for which we received from SpaceX approximately $147,000 in the aggregate.

Investors’ Rights Agreement

We have entered into an investors’ rights agreement, which we have amended from time to time, with certain holders of our common stock, including the Elon Musk Revocable Trust dated July 22, 2003, Blackstar, Al Wahada, VantagePoint, Valor, Toyota and Panasonic. This agreement provides for certain rights relating to the registration of their shares of common stock. In addition, our investors’ rights agreement contains certain expired covenants relating to Elon Musk’s employment as our Chief Executive Officer, as described above.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Other Transactions

In the ordinary course of business, we enter into offer letters and employment agreements with our executive officers.

Mr. Buss, a member of our Board of Directors, is the executive vice president of finance and administration and chief financial officer of Cypress. Cypress provides semiconductors to a third party manufacturer engaged by

Tesla to build certain components for use in its Model S automobile. Payments by us to the third party manufacturer allocable to the semiconductors supplied by Cypress were approximately $35,000 in 2012 and are expected to be approximately $550,000 in 2013.

In 2012, we purchased approximately $5,000 of equipment from The Kitchen Community, a non-profit organization that creates learning gardens in schools across the United States, of which Mr. Kimbal Musk is the Executive Director.

In addition to use of commercial airlines, Elon Musk has made his private airplane available to expedite Tesla business travel. In his role as CEO of two companies with headquarters located in different cities and with international operations, Mr. Musk must travel extensively and often at times when there are no commercial flights scheduled. We believe it would be physically impossible for him to conduct his duties effectively if commercial airport wait time and flight schedules added several hundred hours to that total. Where possible, trips also include other Tesla personnel, both executives and non-executives, to maximize efficiency.

For approximately the first five years of our existence, Mr. Musk fully paid for these expenses himself at a cumulative cost in excess of $1 million and has not sought reimbursement. Following the Blackstar investment, in which Daimler required that he commit considerable additional time to Tesla for an extended period, our independent board members approved paying a portion of the operating expenses of the plane starting in mid-2009. The amount paid by Tesla is well under half the full cost per hour of the aircraft. Operating expenses which Tesla paid amounted to $390,000 for the year ended December 31, 2012.

It is worth noting that Mr. Musk’s total cash compensation is $1 per year, whereas the salary and bonus for a chief executive officer of a comparable company would ordinarily be larger. While he does possess a significant investment and option incentive, the vast majority of that ownership can only be monetized following the long term success of Tesla and the DOE loan project completion, which is aligned with the interests of other stockholders and the government.

The DOE Loan Facility, although conditionally approved in June 2009, only began disbursing funds to us in February 2010 and exclusively covers costs relating to engineering and production of the Model S and powertrain factory. It does not cover overhead expenses, such as travel by the CEO. Such overhead expenses have been paid for out of privately invested capital to date, and Mr. Musk is himself the largest contributor of such capital.

All of our directors and executive officers during fiscal year 2012, other than Messrs. Al Darmaki, Kohler, Kroeger, Passin and Whitaker, have purchased Model S vehicles from us at prices ranging from approximately $94,520 to $111,170 (net of tax). No such director or officer received a discount on the reservation payment amount or on the purchase price of the Model S, except for Messrs. Elon Musk, Ahuja, Straubel and Blankenship, who received a small discount afforded to all Tesla employees for certain options for Signature series Model S vehicles.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16 of the Exchange Act, Tesla’s directors, executive officers and any persons holding more than 10% of the Tesla’s common stock are required to report initial ownership of the Tesla common stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC, and Tesla is required to disclose in this proxy statement any failure to file required ownership reports by these dates. Based solely upon the copies of Section 16(a) reports that Tesla received from such persons for their 2012 fiscal year transactions, and the written representations received from certain of such persons that no reports were required to be filed for them for the 2012 fiscal year, Tesla is aware of no late Section 16(a) filings.

OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding the beneficial ownership of Tesla’s common stock, as of December 31, 2012, for the following:

•	each person (or group of affiliated persons) who is known by us to beneficially own 5% of the outstanding shares of our common stock;

•	each of our non-employee directors;

•	each of our executive officers named in the Summary Compensation Table of this proxy statement; and

•	all directors and current executive officers of Tesla as a group.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of December 31, 2012. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Applicable percentage ownership is based on 114,214,274 shares of Tesla’s common stock outstanding at December 31, 2012.

Unless otherwise indicated, all persons named below can be reached at Tesla Motors, Inc., 3500 Deer Creek Road, California 94304.

Beneficial Owner Name	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Elon Musk (1)	33,076,212	27.54%
FMR LLC (2)	17,066,829	14.94%
Capital Research Global Investors (3)	6,439,293	5.64%
Executive Officers & Directors
Elon Musk (1)	33,076,212	27.54%
Deepak Ahuja (4)	174,454	*
Jeffrey B. Straubel (5)	483,492	*
Gilbert Passin (6)	65,276	*
George Blankenship (7)	163,296	*
Brad W. Buss (8)	64,178	*
Ira Ehrenpreis (9)	1,668,733	1.46%
Antonio J. Gracias (10)	495,702	*
Stephen T. Jurvetson (11)	313,439	*
Harald Kroeger (12)	4,914,455	4.30%
Kimbal Musk (13)	231,348	*
All current executive officers and directors as a group (11 persons) (14)	41,650,585	35.05%

*	Represents beneficial ownership of less than 1%.
(1)	Includes 27,203,237 shares held of record by the Elon Musk Revocable Trust dated July 22, 2003; and 5,872,975 shares issuable to Mr. Musk upon exercise of options exercisable within 60 days after December 31, 2012. Includes 9,470,000 shares pledged as collateral to secure certain personal indebtedness.
(2)

Fidelity Management and Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 17,055,505 shares. FMR LLC is owned by members of the family of Edward C. Johnson, III, Chairman of FMR LLC. Neither FMR LLC nor Edward C. Johnson, III has the sole power to vote or direct the voting of the shares owned directly by Fidelity, which power resides with Fidelity’s Boards of Trustees. In addition, Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of

FRM LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, beneficially owns 11,300 shares, and Strategic Advisers, Inc., a wholly-owned subsidiary of FRM LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, beneficially owns 24 shares. Each of Edward C. Johnson III and FRM LLC, though its control of PGATC, has the sole power to vote or direct the voting of the shares owned by PGATC. The address for these entities and individuals is 82 Devonshire Street, Boston, MA 02109. The foregoing information is based solely on Schedule 13G filed on February 14, 2013, which the Company does not know or have reason to believe is not complete or accurate and on which the Company is relying pursuant to applicable SEC regulations.
(3)	Capital Research Global Investors, a division of Capital Research and Management Company (CRMC), is deemed to be the beneficial owner of 6,439,293 shares as a result of CRMC acting as investment adviser to various investment companies. Capital Research Global Investors disclaims beneficial ownership of all shares. The address for Capital Research Global Investors is 333 South Hope Street, Los Angeles, CA 90071. The foregoing information is based solely on Schedule 13G filed on February 13, 2013, which the Company does not know or have reason to believe is not complete or accurate and on which the Company is relying pursuant to applicable SEC regulations.
(4)	Includes 172,974 shares issuable upon exercise of options exercisable within 60 days after December 31, 2012.
(5)	Includes 403,358 shares issuable upon exercise of options exercisable within 60 days after December 31, 2012.
(6)	Includes 64,836 shares issuable upon exercise of options exercisable within 60 days after December 31, 2012.
(7)	Includes 148,982 shares issuable upon exercise of options exercisable within 60 days after December 31, 2012.
(8)	Includes 52,414 shares issuable upon exercise of options exercisable within 60 days after December 31, 2012.
(9)	Includes (i) 5,332 shares issuable upon exercise of options exercisable within 60 days after December 31, 2012; (ii) 1,593,290 shares held of record by Technology Partners Fund VIII, L.P. (“TP Fund VIII”); (iii) 49,999 shares held of record by TP Management VIII, LLC (“TPM VIII”); and (iv) 16,666 shares issuable to TPM VIII upon exercise of options exercisable within 60 days after December 31, 2012. Ira Ehrenpreis, James Glasheen, Sheila Mutter, Roger J. Quy and Marc Van den Berg are managing members of TPM VIII, which is also the general partner of TP Fund VIII, and as such, they may be deemed to have voting and investment power with respect to the shares beneficially owned by TP Fund VIII and TPM VIII. The address for these entities is 550 University Avenue, Palo Alto, CA 94301.
(10)	Includes (i) 33,333 shares held of record by Valor Equity Partners, L.P. (“VEP I”); (ii) 89,678 shares held of record by Valor Equity Management II (“VEP II”); (iii) 239,265 shares owned by AJG Growth Fund LLC; and (iv) 44,664 shares issuable to VEP I upon exercise of options exercisable within 60 days after December 31, 2012. VEP I and VEP II are advised directly and/or indirectly by Valor Management Corp., which may be deemed to have shared voting and investment power with respect to the shares held of record by VEP I and VEP II. Mr. Gracias is a shareholder and director of Valor Management Corp., and may be deemed to have shared voting and investment power with respect to the shares held of record by VEP I and VEP II. He is also fund manager for AJG Growth Fund LLC. The address for all the entities above is 200 South Michigan Avenue, Suite 1020, Chicago, IL 60604.
(11)	Includes 41,959 shares held by the Jurvetson Trust and 33,221 shares issuable upon exercise of options exercisable within 60 days after December 31, 2012. Also includes (i) 216,776 shares held of record by Draper Fisher Jurvetson Fund VIII, L.P. (“Fund VIII”); (ii) 4,817 shares held of record by Draper Fisher Jurvetson Partners VIII, LLC (“Partners VIII”); and (iii) 16,666 shares issuable to DJF Fund VIII Management Co. LLC (“Management VIII”) upon exercise of options exercisable within 60 days after December 31, 2012. Timothy C. Draper, John H.N. Fisher and Steven T. Jurvetson are managing directors of Fund VIII and members of Management VIII, its general partner entity, and are also managing members of Partners VIII. Fund VIII, Partners VIII and Management VIII directly hold shares or an option exercisable within 60 days after December 31, 2012 for shares and as such, these individuals may be deemed to have shared voting and investment power with respect to such shares. The address for all the entities above is 2882 Sand Hill Road, Suite 150, Menlo Park, CA 94025.

(12)	Includes (i) 4,867,929 shares held of record by Blackstar and (ii) 46,526 shares issuable to DNAC upon exercise of options exercisable within 60 days after December 31, 2012. DNAC is the sole member of Blackstar and is a direct wholly owned subsidiary of Daimler AG (of which Mr. Kroeger is a vice president). As such, DNAC and Daimler AG may be deemed to share voting and investment control with respect to shares held of record by Blackstar and Daimler AG may be deemed to share voting and investment control with respect to the shares issuable to DNAC. As Mr. Kroeger does not control the voting or investment of such shares in his position at Daimler AG, he disclaims beneficial ownership of shares held of record by Blackstar and shares issuable upon exercise of options exercisable within 60 days after December 31, 2012 to DNAC. The address for Blackstar and DNAC is c/o Daimler North America Corporation, One Mercedes Drive, Montvale, NJ 07645. The address for Daimler AG is Mercedesstrasse 137, 70327 Stuttgart, Germany.
(13)	Includes 33,332 shares issuable upon exercise of options exercisable within 60 days after December 31, 2012. Includes 198,016 shares pledged as collateral to secure certain personal indebtedness.
(14)	Includes 6,911,946 shares issuable upon exercise of options held by our current executive officers and directors exercisable within 60 days after December 31, 2012.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board of Directors in fulfilling its responsibilities for oversight of the integrity of Tesla’s consolidated financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the organization and performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm.

The management of Tesla is responsible for establishing and maintaining internal controls and for preparing Tesla’s consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities.

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with Tesla management and with PricewaterhouseCoopers LLP, Tesla’s independent registered public accounting firm;

•

Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), and as adopted by the Public Company Accounting Oversight Board in Rule 3200T; and

•

Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP their independence.

Based upon these discussions and review, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Tesla’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the United States Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

Brad W. Buss (Chairman)

Antonio J. Gracias

Stephen T. Jurvetson

OTHER MATTERS

Tesla knows of no other matters to be submitted at the 2013 Annual Meeting. If any other matters properly come before the 2013 Annual Meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy, whether through telephonic or Internet voting or, alternatively, by using a paper copy of the proxy card that has been requested.

It is important that your shares be represented at the 2013 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the proxy card or, if so requested, by executing and returning, at your earliest convenience, the requested proxy card in the envelope that will have been provided.

THE BOARD OF DIRECTORS

Palo Alto, California

April 17, 2013

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on June 4, 2013.
Vote by Internet
• Go to www.envisionreports.com/TSLA
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

A	Proposals — The Board recommends a vote FOR all nominees and FOR Proposal 2.	+
1. Election of two Class III Director Nominees:

	For	Withhold		For	Withhold

01 - Brad Buss .	☐	☐	02 - Ira Ehrenpreis	☐	☐

		For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right	☐
if you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

2013 Annual Meeting Admission Ticket

2013 Annual Meeting of

Tesla Motors, Inc. Stockholders

Tuesday, June 4, 2013 at 3:00 p.m. PST

Computer History Museum

1401 N. Shoreline Blvd, Mountain View, CA 94043

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

From San Jose via US-101 North	From East Bay via I-880 South

• 20 Minutes - 15 Miles	• 25 Minutes - 20 Miles
• Take US-101 North toward San Francisco.	• Take I-880 South toward San Jose.
• Take Shoreline Blvd exit.	• Merge onto CA-237 West toward Mountain View.
• Turn right onto Shoreline Blvd.	• Merge onto US-101 North toward San Francisco.
• Cross through intersection.	• Take Shoreline Blvd exit.
• Museum is on your right.	• Turn right onto Shoreline Blvd.
• Cross through intersection.
From San Francisco via US-101 South	• Museum is on your right.

• 40 Minutes - 35 Miles	From Saratoga via CA-85 North
• Take US-101 South toward San Jose.
• Take Shoreline Blvd exit.	• 15 Minutes - 12 Miles
• Turn left onto Shoreline Blvd.	• Take CA-85 North towards San Francisco.
• Cross through intersection.	• Take Shoreline Blvd exit.
• Museum is on your right.	• Turn right onto Shoreline Blvd.
• Cross through intersection.
• Museum is on your right.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

- - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

Proxy — Tesla Motors, Inc.

Notice of 2013 Annual Meeting of Stockholders

Computer History Museum - 1401 N. Shoreline Blvd, Mountain View, CA 94043

This Proxy is Solicited on Behalf of the Board of Directors for Annual Meeting – June 4, 2013

Elon Musk and Deepak Ahuja, or either of them, each with the power of substitution, are hereby authorized to represent as proxies and vote with respect to the proposals set forth on the reverse side and in the discretion of such proxies on all other matters that may be properly presented for action all shares of stock of Tesla Motors, Inc. the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 p.m. Pacific Time on Tuesday, June 4, 2013, or any postponement, adjournment or continuation thereof, and instructs said proxies to vote as specified on the reverse side.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees and FOR Proposal 2.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the annual meeting.

(Items to be voted appear on reverse side.)